UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Limbach Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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Limbach Holdings, Inc.
5102 W Laurel Street, Suite 700,
Tampa, FL 33607
April 23, 2026
Dear Fellow Stockholders,
Today’s Limbach is a fundamentally different and stronger company than it was even a few years ago. We are building a higher-margin, cash generative solutions-led platform, positioned to deliver durable growth and superior long-term stockholder returns. Our strategy is clear, our momentum is real, and our confidence in Limbach’s trajectory has never been higher.
In 2026, Limbach marks its 125th year of continuous operation, a milestone achieved by fewer than 100 U.S. public companies1. While our team celebrates this long legacy, we know that longevity demands adaptability, disciplined execution, and the ability to evolve as markets change. Our strategy has been to carve our own path as a leading building systems solutions firm that serves as a trusted partner, solving our customers’ most complex problems.
Delivering What We Promised
2025 was a pivotal inflection point in validating our strategic plan for sustainable growth. Following an outstanding 2024, our team delivered another record year of financial results. Revenue for the year reached a record $646.8 million, an increase of 24.7% year over year, while adjusted EBITDA2 grew 28.4% to $81.8 million, also a company record.
Central to this performance was the continued execution of our Owner Direct Relationships, or ODR, strategy. In 2025, ODR represented approximately 75% of total revenue, achieving our multi-year target. ODR revenue grew 40.6% for the year, including 17% organic growth3, reflecting increased customer engagement, bundled solutions, and expanded wallet share across mission-critical facilities.
Cash generation remained a hallmark of our execution. For the year, we delivered strong operating and free cash flow. We ended 2025 with a net debt to Adjusted EBITDA ratio of 0.3x3. We evaluate capital allocation through a disciplined framework, prioritizing investments that offer the highest risk-adjusted returns. Our acquisition of Pioneer Power and our $50 million share repurchase authorization reflect this approach; driving growth, return of capital, and balance sheet strength.
Why We Win — Limbach Operates in Environments Where Failure Is Not An Option
By design, we focus on critical end markets such as healthcare, industrial and manufacturing, data centers, life sciences, higher education, and cultural and entertainment. Limbach’s scale, technical knowledge, and local execution position us as the long-term partner of choice in this evolving landscape.
Our customers depend on us to ensure ongoing operations, efficiency, and safety. Our unique ability to design, optimize, deliver and maintain customer engineered solutions for Mechanical, Electrical, Plumbing & Control, or MEPC, systems create both speed-to-market and cost certainty advantages. These capabilities position Limbach as a critical partner in environments where downtime is unacceptable and execution risk must be minimized. Increasingly, customers rely on us for more essential work in their critical facilities and engage with us much earlier in their planning process.
1    Morgan Stanley Investment Management Counterpoint Global.
2    We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of certain items that do not necessarily reflect our core operations. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. In addition, we use Adjusted EBITDA as a component in assessing our net leverage ratio, which we define as total debt less cash and cash equivalents, divided by trailing twelve-month Adjusted EBITDA, as a measure of our balance sheet strength, financial flexibility and capacity to support disciplined capital allocation. A reconciliation of Adjusted EBITDA to the most comparable GAAP measure is provided in Annex A.
3    A reconciliation of these non-GAAP components can be found in our earnings press release filed on Form 8-K with the SEC on March 3, 2026.

Growth, Guided by Discipline
Our growth strategy is anchored by three pillars. First, we aim to grow total revenue and ODR organic revenue, while maintaining a stable mix between ODR and General Contractor Relationships, or GCR, revenue. We are combining national scale with local execution, to better serve mission-critical facilities. Additionally, we are investing both at the local and national level to accelerate sales, leverage SG&A and drive earnings growth.
To bolster our national growth strategy, in January 2026, we announced two Executive Vice President appointments for national customer solutions and sales. These roles centralize national customer strategy, sales execution, and cross-branch coordination which are key to scaling our ODR relationships.
Our second pillar is to expand margins through evolved customer solutions. We differentiate ourselves by serving as a single-source provider for building owners, delivering comprehensive life-cycle engineered solutions. The third pillar is strategic M&A aimed at extending the reach of the Limbach brand, strengthening our market presence and expanding our capabilities.
In July 2025, we completed the acquisition of Pioneer Power for approximately $66 million, our largest acquisition to date. The transaction meaningfully expanded our presence in the Upper Midwest, enhanced our industrial and mission-critical capabilities, and further scaled our ODR model. We share a highly compatible culture and approach to risk management, and above all, a total commitment to optimizing customers’ facilities through value-enhancing systems solutions.
Our immediate focus is on integrating operations and unlocking value by applying our proven value creation strategies to grow market share among core customers, improve gross margins over time, and deepen customer relationships.
Looking Ahead: Built to Endure, Positioned to Lead
Very few companies last 125 years. Even fewer do so while actively reshaping their business model for growth. Limbach’s longevity gives us credibility—but our strategy, execution, and capital discipline are what position us to create value going forward. We are focused on building a business that not only endures, but compounds value over time through consistent execution and disciplined decision-making. Looking ahead to 2026, we will continue to build on our strong foundation. Our priorities remain clear: grow top-line revenue through organic growth focused on ODR and disciplined M&A, improve margins, and continue to allocate capital with a focus on delivering long-term stockholder value.
On behalf of our Board of Directors and the entire Limbach team, thank you for your continued trust and support.

Sincerely,

Michael M. McCann
President, Chief Executive Officer and Director

Limbach Holdings, Inc.
5102 W Laurel Street, Suite 700,
Tampa, FL 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 9, 2026
The 2026 Annual Meeting of Stockholders of the Company will be held on Tuesday, June 9, 2026, at 9:00 a.m. Eastern Daylight Time (“EDT”) solely by remote communication in a virtual-only format (the “Annual Meeting”).
You are entitled to participate in the Annual Meeting if you were a stockholder of the Company as of the close of business on April 17, 2026, the record date for the Annual Meeting. The Notice of Annual Meeting, the Proxy Statement, the accompanying proxy card and our 2025 Annual Report are available on the Company’s website at www.limbachinc.com under “Investors – Financials.” The Annual Meeting is being held for the following purposes:
1.To elect Joshua S. Horowitz, Linda G. Alvarado and Terence P. Dugan as Class A members of our Board of Directors, each to serve for a three-year term;
2.To hold a non-binding advisory vote on the compensation of our named executive officers;
3.To hold a non-binding advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;
4.To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
5.To transact any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.
Stockholders will not be able to attend the Annual Meeting in person. Instead, stockholders should follow the instructions provided below to attend the virtual Annual Meeting. Stockholders interested in attending this virtual Annual Meeting are required to register by 11:59 p.m. EDT on June 8, 2026 at www.meetnow.global/MZGQJXG. The Company urges stockholders to vote and submit proxies in advance of the Annual Meeting by one of the methods described in these proxy materials for the Annual Meeting. Stockholders who attend the virtual Annual Meeting by following the instructions in these proxy materials will have an opportunity to vote and to submit questions electronically during the meeting.
Only stockholders of record as of the close of business on April 17, 2026 are entitled to receive notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof. Stockholders who hold shares in street name may vote through their brokers, banks or other nominees.
Regardless of the number of shares you own and whether you plan to attend the virtual Annual Meeting, please vote. All stockholders of record can vote (i) over the Internet by accessing the Internet website or QR code specified on the enclosed proxy card or voting instruction form and following the instructions provided to you, (ii) by calling the toll-free telephone number specified on the enclosed proxy card or voting instruction form and following the instructions when prompted, (iii) by written proxy by signing and dating the enclosed proxy card or voting instruction form and returning it, or (iv) by attending the virtual Annual Meeting in accordance with the instructions provided in the Proxy Statement.
We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically in the future, please follow the instructions on the proxy card or voting instruction form.

By Order of the Board of Directors,

/s/ Michael M. McCann
Michael M. McCann
President, Chief Executive Officer and Director
April 23, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2026

This Notice of Annual Meeting and Proxy Statement and our 2025 Annual Report are available on our website at www.limbachinc.com under “Investors — Financials Results”

Limbach 2026 Proxy Statement	Table of Contents

Limbach Holdings, Inc.
5102 W Laurel Street, Suite 700,
Tampa, FL 33607

PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 9, 2026
-------------------------------------
This Proxy Statement is being furnished to our stockholders of record as of the close of business on April 17, 2026 in connection with the solicitation by our Board of Directors of proxies for the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held solely by remote communication in a virtual-only format on Tuesday, June 9, 2026, at 9:00 a.m. EDT, or at any and all adjournments or postponements thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders. The approximate date of mailing of this Proxy Statement and the enclosed form of proxy is April 23, 2026.
Unless we state otherwise or the context otherwise requires, references in this Proxy Statement to “we,” “our,” “us,” or the “Company” are to Limbach Holdings, Inc. a Delaware corporation.

QUESTIONS AND ANSWERS ABOUT
THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because our Board of Directors (our “Board”) is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the virtual Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the virtual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions on your proxy card or voting instruction form to vote over the telephone or through the Internet.
How do I attend the virtual Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on April 17, 2026, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.
You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions during the meeting by visiting www.meetnow.global/MZGQJXG on June 9, 2026 at 9:00 a.m. Eastern Time.
To participate in the Annual Meeting, you will need to log in using the control number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.
The online meeting will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time and allow ample time for the check-in procedures.
Do I need to register to attend the Annual Meeting?
If you are a stockholder of record (i.e., your shares are registered directly in your name), you do not need to register in advance to attend the Annual Meeting.
If you hold your shares through a broker, bank or other nominee (i.e., in “street name”), you must register in advance to attend the Annual Meeting virtually. To register, you must obtain a legal proxy from your broker, bank or nominee reflecting your Company holdings and submit your name and email address, along with an image of your legal proxy, to Computershare at shareholdermeetings@computershare.com. Requests must be labeled “Legal Proxy” and received no later than 5:00 p.m. Eastern Time at least three business days prior to the meeting date.
You will receive a confirmation of your registration by email after your legal proxy is received and validated.

Limbach 2026 Proxy Statement	Table of Contents
Who can vote at the virtual Annual Meeting?
Only stockholders of record at the close of business on April 17, 2026, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. As of April 17, 2026, there were 11,921,067 shares of common stock outstanding and entitled to vote. For 10 days ending on the day before the Annual Meeting, during normal business hours, a complete list of all stockholders on the record date will be available for examination by any stockholder for any purpose germane to the meeting at the Company’s offices at 5102 W Laurel Street, Suite 700, Tampa, FL 33607.
Stockholder of Record: Shares Registered in Your Name
If at the close of business on April 17, 2026 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote at the virtual meeting or vote by proxy. Whether or not you plan to attend the virtual meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If at the close of business on April 17, 2026 your shares were held in an account at a brokerage firm, bank or other nominee, rather than in your own name, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the virtual Annual Meeting. As a beneficial owner, you have the right to direct that organization regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the virtual meeting unless you request and obtain a valid proxy from your broker, bank or other nominee and submit it when you register to attend the virtual Annual Meeting.
What am I voting on?
There are four matters scheduled for a vote:
1.To elect Joshua S. Horowitz, Linda G. Alvarado and Terence P. Dugan as Class A members of our Board, each to serve for a three-year term;
2.To approve, on a non-binding advisory basis, on the compensation of our named executive officers;
3.To approve, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of our named executive officers; and
4.To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
What are the recommendations of our Board?
Unless you give other instructions on your proxy card, or by telephone or on the Internet, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. Our Board recommends a vote:
•FOR the election of the nominated slate of Class A directors (see Proposal 1);
•FOR the approval of the non-binding, advisory vote on the compensation of our named executive officers (see Proposal 2);
•FOR every “1 year” on the non-binding, advisory vote on the frequency of future advisory votes on the compensation of our named executive officers (see Proposal 3); and
•FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (see Proposal 4).
What if another matter is properly brought before the meeting?

Limbach 2026 Proxy Statement	Table of Contents
The Board knows of no other matters that will be presented for consideration at the virtual Annual Meeting. If you have submitted a proxy and any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.
How do I vote?
For Proposal 1, you may either vote “For” all the nominees to be a Class A member of the Board or you may “Withhold” your vote for any one or more nominees you specify. For Proposal 2 and Proposal 4 you may vote “For” or “Against” or abstain from voting. For Proposal 3, you may vote for every “1 year”, “2 years” or “3 years” or abstain from voting. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the virtual Annual Meeting by following the procedures set forth below, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the Internet. Whether or not you plan to attend the virtual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote in person even if you have already voted by proxy.
•To vote at the virtual Annual Meeting, follow the instructions above under “How do I attend the virtual Annual Meeting?”.
•To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the virtual Annual Meeting, we will vote your shares as you direct.
•To vote by proxy over the telephone or by internet, follow the instructions on the proxy card you received. If voting by telephone or internet, your vote must be received by 11:59 p.m. EDT on June 8, 2026 to be counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a voting instruction form and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or through the Internet as instructed by that organization. To vote at the virtual Annual Meeting, you must first obtain a legal proxy from your broker, bank, or other nominee, and then register to attend the virtual Annual Meeting at www.meetnow.global/MZGQJXG. Follow the instructions from that organization included with these proxy materials, or contact it to request a legal proxy.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on April 17, 2026.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by proxy card, by telephone, through the Internet or in person at the virtual Annual Meeting, your shares will not be voted, and your shares will count as “not present” for purposes of the establishment of a quorum for the meeting.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the proposal is considered to be a “routine” matter.
See below under “What are broker non-votes?” for more information. At the virtual Annual Meeting, only Proposal 4 is considered a routine matter. Accordingly, without your instructions, your broker or nominee may not vote your shares on Proposal 1, Proposal 2 and Proposal 3, but may vote your shares on Proposal 4.
What if I return a signed proxy card or otherwise vote but do not make specific choices?

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If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees to our Board, “For” the approval of the non-binding, advisory vote on the compensation of our named executive officers, “For” every “1 year” on the non-binding, advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, and “For” the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have engaged Georgeson, LLC to assist in the solicitation of proxies and provide related advice and information support for an estimated fee of $25,000 plus reimbursement of customary expenses.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each proxy card or voting instruction form to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to our Executive Vice President – Legal & Risk Management at 5102 W Laurel Street, Suite 700, Tampa, FL 33607.
•You may attend the virtual Annual Meeting and vote there. Simply attending the virtual meeting will not, by itself, revoke your proxy. Your most recent proxy card or telephone or Internet proxy is the one that is counted.
If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by that organization for changing your vote.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 24, 2026 to our Executive Vice President – Legal & Risk Management at 5102 W Laurel Street, Suite 700, Tampa, FL 33607. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.
If you wish to submit a proposal to be acted on at next year’s annual meeting without including such proposal or nomination in next year’s proxy materials, or if you wish to nominate a director, you must provide written notice as required by our Amended and Restated Bylaws no earlier than the opening of business on February 9, 2027 and no later than the close of business on March 11, 2027 to our Executive Vice President – Legal & Risk Management at 5102 W Laurel Street, Suite 700, Tampa, FL 33607. If next year’s annual meeting is called for a date that is before April 25, 2027 or after July 24, 2027, written notice of such proposal or nomination must be provided to our Executive Vice President – Legal & Risk Management at 5102 W Laurel Street, Suite 700, Tampa, FL 33607 no earlier than the opening of business on the 120th day before the date of next year’s annual meeting and no later than the later of (a) the close of business on the 90th day before next year’s annual meeting or (b) the close of business on the 10th day following the day on which public announcement of the date of next year’s annual meeting is first made by the Company.
In addition to satisfying the requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19(b) under the Exchange Act, including a statement that

Limbach 2026 Proxy Statement	Table of Contents
such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees.
You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (i) for the election of directors (Proposal 1), votes “For,” “Withhold” and broker non-votes, (ii) for the approval of the non-binding, advisory vote on the compensation of our named executive officers (Proposal 2), votes “For,” “Against,” abstentions and, if applicable, broker non-votes, (iii) for the non-binding, advisory vote on the frequency of future advisory votes on the compensation of our named executive officers (Proposal 3), votes for every 1 year, every 2 years and every 3 years, abstentions and, if applicable, broker non-votes, and (iv) for the ratification of the appointment of our independent registered public accounting firm (Proposal 4), votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Broker non-votes, if applicable, will have no effect on the outcome of Proposal 1. Abstentions and broker non-votes, if applicable, will not be counted towards the vote total for Proposal 2, Proposal 3 and Proposal 4, and thus will have no effect on the outcome of such proposals.
What are “broker non-votes”?
Under the rules of the Nasdaq Stock Market LLC (“Nasdaq”), your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by that organization. Proposal 1, Proposal 2 and Proposal 3 will be considered non-discretionary and therefore your broker, bank or other nominee cannot vote your shares without your instruction. If you do not provide instructions to that organization, that entity may deliver a proxy card expressly indicating that it is NOT voting your shares, which is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the existence of a quorum at the virtual Annual Meeting but will not count for purposes of determining the number of votes cast on Proposal 1, Proposal 2 and Proposal 3. Banks, brokers and other nominees are permitted to vote uninstructed shares on Proposal 4. You should instruct your bank, broker or other nominee to vote your shares in accordance with directions you provide.
How many votes are needed to approve each proposal?
•For Proposal 1, directors are elected by a plurality of the votes cast, which means that the three nominees for director receiving the most votes cast (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected as Class A members of the Board. Only votes “For” will affect the outcome.
•To be approved, Proposal 2, the approval of the non-binding, advisory vote on the compensation of our named executive officers, must receive “For” votes from the holders of at least a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of this proposal. However, because this proposal asks for a non-binding, advisory vote, there is no “required” vote that would constitute approval.
•For Proposal 3, the approval of the non-binding advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, the frequency receiving the highest number of votes cast will be the frequency considered to be recommended by the stockholders, although such vote will not be binding on the Company. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
•To be approved, Proposal 4, the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, must receive “For” votes from the holders of at least a majority of the votes cast. Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.
What is the quorum requirement?
Holders of a majority of the voting power of the Company’s issued and outstanding capital stock entitled to vote at the virtual Annual Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the virtual Annual Meeting will have the power to adjourn the Annual Meeting.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

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How do I submit questions to be answered during the question and answer session?
Prior to the virtual Annual Meeting, stockholders may submit any questions in advance through www.meetnow.global/MZGQJXG. Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available at www.meetnow.global/MZGQJXG. We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the company and our stockholders time and money, especially as physical attendance at meetings has dwindled. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.
Both stockholders of record and street name stockholders will be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting and have their shares voted electronically at the Annual Meeting.
What do I do if I need technical assistance to access the Annual Meeting?
We encourage you to access the virtual Annual Meeting prior to the start time. Online check-in will begin at 8:30 a.m. EDT, and you should allow ample time for the check-in procedures. We will have technicians ready to assist you with any technical difficulties before the virtual Annual Meeting begins. A link on the meeting page will provide additional assistance, or you may call 1-888-724-2416 or 1-781-575-2748 for technical support.
The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to log in prior to the start of the Annual Meeting.
It is important that you review the proxy materials for the Annual Meeting previously distributed to you. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to vote your shares of common stock in advance of the Annual Meeting using one of the voting methods described in the proxy materials.
How can I find out the results of the voting at the virtual Annual Meeting?
Preliminary voting results may be announced at the virtual Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K (a “Form 8-K”) that we expect to file with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the virtual Annual Meeting. If final voting results are not available to us in time to file a Form 8-K, within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the Internet?
The Notice of Annual Meeting and Proxy Statement and 2025 Annual Report are available on our website at www.limbachinc.com under “Investors — Financial Results”.

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PROPOSAL 1

ELECTION OF DIRECTORS
Our Board currently consists of seven directors and is divided into three classes. The term of each directorship is three years, so that one class of directors is elected each year. All directors are elected for three-year terms and until their successors are elected and qualified, or, if sooner, until the director’s death, resignation or removal.
At the virtual Annual Meeting, our stockholders will vote to elect three current Class A directors, Joshua S. Horowitz, Linda G. Alvarado and Terence P. Dugan. The Class A directors will have a term expiring at the 2029 Annual Meeting of Stockholders. Information concerning each nominee for director is set forth below under “Directors and Executive Officers.”

Directors are elected by a plurality of the votes cast. The three nominees for director receiving the most votes cast “FOR” such director (from the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors) will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. Broker non-votes, if applicable, will have no effect on the outcome of this proposal. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF JOSHUA S. HOROWITZ, LINDA G. ALVARADO AND TERENCE P. DUGAN AS CLASS A MEMBERS OF OUR BOARD.

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DIRECTORS AND EXECUTIVE OFFICERS
Directors
CLASS A DIRECTOR NOMINEES
Terms Expiring at the 2026 Annual Meeting of Stockholders
Joshua S. Horowitz, 48, Director since March 2020
Joshua S. Horowitz has served as Chairman of the Board since June 2024 and has been a Director since March 2020. Mr. Horowitz is an experienced investor, board leader and capital allocator with more than 20 years of experience investing in and advising public and private companies. Since January 2012, he has served as a portfolio manager and Managing Director at various Palm entities, initially with Palm Ventures LLC and currently with Palm Management (US) LLC, where he manages the Palm Global Small Cap Master Fund. In this role, he has led investments across multiple sectors, with a focus on long-term value creation, disciplined capital allocation, and strategic transformation. Earlier in his career, Mr. Horowitz served as Director of Research at Berggruen Holdings, a multi-billion-dollar family office, and as a research analyst at Crossway Partners LP, a value-oriented investment partnership.
Mr. Horowitz brings extensive public company governance and transactional experience. He previously served as a Director of The Lincoln General Insurance Company from October 2011 to September 2015; 1347 Capital Corp. (Nasdaq: TFSC) from July 2014 to July 2016; and 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) from April 2015 to April 2018. From June 2018 until its sale in January 2019, he served as Interim Chairman of the Board of Directors of Birner Dental Management Services, Inc. (OTC: BDMS), at the time the only publicly traded dental service organization in the United States, with 67 offices and more than 500 employees.
He also served as a member of the Board of Directors of NeuroMetrix, Inc. (Nasdaq: NURO), where in 2025 he played a leadership role in the strategic process that resulted in the successful sale of NeuroMetrix to electroCore, Inc. (Nasdaq: ECOR). Since December 2023, he has served as Chairman of the Board of BK Technologies Corporation (NYSE: BKTI). He also currently serves on the Boards of Barnwell Industries, Inc. (NYSE: BRN) and Kingsway Financial Services Inc. (NYSE: KFS).
Mr. Horowitz holds a B.S. in Management, magna cum laude, from Binghamton University and also studied at the Bath School of Management in the United Kingdom. He has earned a National Association of Corporate Directors (“NACD”) CERT Certificate in Cyber-Risk Oversight, issued by Carnegie Mellon University.
We believe Mr. Horowitz is exceptionally well qualified to serve as Chairman of the Board due to his extensive experience in capital allocation, strategic oversight, corporate governance, and public company board leadership, as well as his track record of guiding companies through complex operational, financial, and transactional matters in the interests of long-term stockholder value creation.
Linda G. Alvarado, 74, Director since August 2021
Linda G. Alvarado has served as a Director of the Company since August 2021. Ms. Alvarado brings extensive experience in the construction industry, most notably as a founder, President and CEO of Alvarado Construction, Inc., a commercial general contractor, development, design/build, and construction management company in the United States and internationally. Ms. Alvarado is also an owner of the Colorado Rockies Major League Baseball Club and serves as President of Palo Alto, Inc., and the Alvarado Restaurant Entities, which own and operate YUM! Brands restaurants in multiple states. Previously, Ms. Alvarado served as a director of several public companies across diverse industries, including 3M, Cypress AMAX Minerals, Lennox International, Pitney Bowes, Pepsi Bottling Group, Qwest Communications International, and the United Banks of Colorado.
In addition to her professional experience, Ms. Alvarado has received numerous recognitions for her leadership and contributions to business and the community. She was named by Hispanic Business Magazine and Latino Leaders Magazine as One of the Most Influential Hispanics in America and was voted by viewers as “The Most Inspiring Latino in America” for the American Latino Television Awards. She was also featured in the 2016 and 2017 Georgia Pacific Company BRAWNY Media Campaign Celebrating Woman’s History Month. Ms. Alvarado, along with U.S. Attorney General Janet Reno and Maya Angelou, was presented the Sara Lee Corporation Frontrunner award for exemplary achievements and leadership. Ms. Alvarado was a founding member and past Chairman of the Denver Hispanic Chamber of Commerce and a Presidential Appointee as a Commissioner of the White House Initiative for Hispanic Excellence in Education. She is actively involved in supporting numerous charitable organizations and is also one of the founding trustees of the Colorado Latino Community Foundation, the Rose Community Foundation, and the Taco Bell Foundation.

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We believe Ms. Alvarado brings to the Board her significant management and operational experience as a principal of several diverse business enterprises, as well as an understanding of finance, strategic growth planning, capital allocation, marketing, workforce and human resources issues. Ms. Alvarado’s experience as a member of other public company boards of directors contributes to her understanding of corporate governance, regulatory compliance, financial matters, and public company issues in the building and construction sector.
Terence P. Dugan, 65, Director since January 2026
Terence P. Dugan has served as a Director of the Company since January 2026. Mr. Dugan brings more than 40 years of operating, strategic, and transactional experience in the HVAC and building systems solutions industry. Mr. Dugan held senior leadership roles at Trane Technologies plc (“Trane”) and its predecessor, Ingersoll Rand. Most recently, he served as Vice President and North America Commercial Business Leader and Vice President of Business Development for M&A, where he was responsible for driving organic growth initiatives, evaluating and executing strategic acquisitions, and strengthening Trane’s competitive positioning.

From 2018 to 2024, Mr. Dugan served on the joint venture board of Mitsubishi Electric Trane HVAC U.S. as Lead Director representing Ingersoll Rand and Trane Technologies, and was a member of its compensation committee. In that role, he helped align executive incentives with business performance and profitability. Mr. Dugan currently advises small and mid-sized HVAC businesses on growth strategy, operational execution, and value creation, and consults with private equity firms and investment banking advisors focused on HVAC manufacturing, mechanical systems, and building services.

Mr. Dugan holds a bachelor’s degree in Mechanical Engineering from Vanderbilt University and a Master of Business Administration from the Ross School of Business at the University of Michigan.

We believe Mr. Dugan is well qualified to serve on our Board due to his extensive leadership experience in the HVAC and building systems solutions industry, his expertise in driving organic growth and executing strategic acquisitions, and his deep understanding of the markets served by the Company.
CLASS B DIRECTORS REMAINING IN OFFICE
Terms Expiring at the 2027 Annual Meeting
Michael F. McNally, 71, Director since September 2017
Michael F. McNally has served as a Director of the Company since September 2017. Mr. McNally has also served as a director of Granite since 2016 and is the current independent chair of the board of directors. Mr. McNally retired in December 2014 as president and CEO of Skanska USA Inc. (“Skanska”), one of the largest construction companies in the United States and a subsidiary of one of the world’s largest construction companies, Skanska AB, a position he had held since 2008. Prior to his tenure at Skanska, Mr. McNally held various management positions over a 38-year career with Fluor, Marshall Contractors, Mobil Oil and J. Ray McDermott. From 2016 to 2019 he was chair of the US Green Building Council and from 2020 to 2023 he was vice chair of the University of Rhode Island board of trustees. Mr. McNally holds a Bachelor of Science degree in Civil Engineering from the University of Notre Dame and a Master of Business Administration degree from the University of Rhode Island. He is a NACD Board Leadership Fellow, NACD Director Certified and holds a NACD CERT Certificate in Cyber-Security Oversight, issued by Carnegie Mellon University.
We believe Mr. McNally’s qualifications to serve on our Board include his extensive experience as an executive with a major multi-national construction firm, as well as his deep knowledge and understanding of the construction industry.
David R. Gaboury, 72, Director since June 2024
David R. Gaboury joined the Board in June 2024 following his tenure as board chair, CEO and president of Terracon Consultants, Inc. (“Terracon”), a 5,000+ employee-owned geo-engineering company. Mr. Gaboury joined Terracon in 1997, becoming CEO in 2002, and substantially grew the firm’s annual revenue from approximately $75 million to $750 million during his tenure. Prior to joining Terracon, he spent 15 years with Woodward Clyde Group Inc. where he served as COO and president of Woodward Clyde Consultants during the final five years of his tenure.
Mr. Gaboury currently holds the position of chair emeritus at Terracon. He also serves as a member of the board of directors of Smith Seckman Reid, Inc. (lead director), RS&H, Inc. (board chair) and Weston Solutions, Inc. Further, he serves as a board member of a private company named Hall’s Culligan, a 1,000-person water distribution company.

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Mr. Gaboury’s previous leadership roles include chair of the board of directors of Olathe Medical Center, trustee chair of Olathe Medical Services, board member of the Construction Industry Round Table, and president of ASFE/The Geoprofessional Business Association. In 2013, Mr. Gaboury was selected as an Ernst & Young Entrepreneur of the Year award winner. Mr. Gaboury received a Bachelor of Science degree in Civil Engineering from the University of Massachusetts Amherst and a Master of Science degree in Civil Engineering from the Massachusetts Institute of Technology. He is also a graduate of the Harvard Business School Advanced Management Program and is a licensed professional engineer.
We believe Mr. Gaboury’s qualifications to serve on our Board include his extensive experience as an executive with a major national consulting engineering firm and his knowledge and understanding of the construction industry.
CLASS C DIRECTORS REMAINING IN OFFICE
Terms Expiring at the 2028 Annual Meeting
Michael M. McCann, 44, Director since March 2023
Michael M. McCann has served as the President and Chief Executive Officer and a Director of the Company since March 2023. Prior to his appointment as President and Chief Executive Officer and a Director of the Company, Mr. McCann served as the Company’s Executive Vice President and Chief Operating Officer since November 2019, after having been appointed Co-Chief Operating Officer, effective January 2019. Mr. McCann joined the Company in 2010 as Vice President and Branch Manager of Harper Limbach’s Tampa business unit. After growing the Tampa business for almost three years, Mr. McCann became President of Harper Limbach. His duties included all aspects of the Company’s construction operations, with primary responsibilities including oversight of risk management, sharing of best practices, and development of operational talent. Mr. McCann has a Bachelor of Science in Mechanical Engineering from Worcester Polytechnic Institute and a Master of Business Administration degree from Drexel University.
We believe Mr. McCann’s qualifications to serve on our Board include: his unique perspective and understanding of the Company’s business, culture and history; his critical insights into the Company’s operations, strategy and competition; his strong entrepreneurial skills, as well as marketing, strategic and operational expertise and his in-depth knowledge of and key relationships in the construction industry.
Laurel J. Krzeminski, 71, Director since June 2018
Laurel J. Krzeminski has served as a Director of the Company since June 2018. Ms. Krzeminski previously served as the chief financial officer of Granite Construction Incorporated (NYSE: GVA) (“Granite”) from November 2010 until her retirement in July 2018. During her tenure at Granite, she also served as executive vice president since December 2015, senior vice president from January 2013 to December 2015, vice president from July 2008 to December 2012, interim chief financial officer from June 2010 to October 2010 and corporate controller from July 2008 to May 2010. From 1993 to 2007, Ms. Krzeminski held various corporate and operational finance positions with The Gillette Company (“Gillette”) (acquired by the Procter & Gamble Company in 2005), including finance director for the Duracell and Braun North American business units, and director of Gillette’s Sarbanes-Oxley Section 404 compliance program and as Gillette’s director of corporate financial reporting. Ms. Krzeminski’s experience also includes several years in public accounting with an international accounting firm. Ms. Krzeminski is currently a member of the board of directors of Terracon. She received a B.S. in Business Administration-Accounting from San Diego State University.
We believe Ms. Krzeminski’s qualifications to serve on our Board include her extensive executive leadership experience with a large U.S. construction firm, as well as her significant accounting and finance expertise and her knowledge and understanding of the construction industry.
In April 2026, the Board adopted a Board Retirement Policy (the “Retirement Policy”). For a more detailed discussion of the Retirement Policy, see below under the heading “Board Retirement Policy”. All current and future non-employee directors serving on the Board would be subject to the Retirement Policy as then in effect. As such, Ms. Alvarado, if elected at this Annual Meeting, would be subject to the Retirement Policy’s retirement provisions following achieving the age of 75 and would be subject to the resignation provisions as of the 2027 Annual Meeting of stockholders.
Executive Officers
Our current executive officers are as follows:

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Name	Age	Title
Michael M. McCann	44	President, Chief Executive Officer and Director
Jayme L. Brooks	55	Executive Vice President and Chief Financial Officer
Jay A. Sharp	60	Executive Vice President, Sales
Nicholas S. Angerosa	49	Executive Vice President, National Customer Solutions
The following is biographical information of our executive officers:
Michael M. McCann. Information concerning Mr. McCann is set forth above under “Directors and Executive Officers.”
Jayme L. Brooks. Ms. Brooks has served as the Executive Vice President and Chief Financial Officer of the Company since October 2019. Ms. Brooks served as Executive Vice President and Chief Financial Officer of Capstone Turbine Corporation, a publicly traded manufacturer of microturbine energy systems, from April 2019 until September 2019, and as its Chief Financial Officer and Chief Accounting Officer from April 2015 to April 2019. Previously, Ms. Books also served as Vice President of Financial Planning and Analysis, Interim Chief Accounting Officer and Director of Financial Reporting of Capstone Turbine Corporation. Previously, she served as Vice President and Controller of Computer Patent Annuities North America LLC, a company providing solutions for intellectual property management, including renewal services, software tools and portfolio management. Ms. Brooks holds a Bachelor of Arts degree in Business Economics from the University of California at Santa Barbara and a Master of Business Administration degree from the Fuqua School of Business at Duke University. Ms. Brooks is a Certified Public Accountant (active) licensed in California.
Jay A. Sharp. Mr. Sharp has served as the Company’s Executive Vice President, Sales since January 2026. Prior to this appointment, Mr. Sharp served as the Regional President of the Northeast and Midwest regions of the Company since January 2025. Previously, Mr. Sharp served as the President of the following entities: Limbach Company LLC, Limbach Company LP, Jake Marshall, LLC and Limbach Facility & Project Solutions LLC since January 2023. Prior to his appointment as President to certain of the Company’s entities, Mr. Sharp served as the Company’s Executive Vice President, Regional Manager since March 2020, in which he had oversight for the Midwest region of the Company. Mr. Sharp also ran the Company’s Ohio business unit from August 2005 to March 2020 and served in various capacities at Limbach from 1990 to 2006. Mr. Sharp received his bachelor’s degree in 1988 from Messiah College through a partnership with Temple University in Philadelphia PA, and completed Columbia University’s Senior Executive Management program in 2013. Mr. Sharp has played an active role in the construction industry serving on the Board of Directors of MCACO and has been a Labor Management Trustee for Local 24 from 2011 through 2021.
Nicholas S. Angerosa. Mr. Angerosa has served as the Company’s Executive Vice President, National Customer Solutions since January 2026. Prior to his appointment, Mr. Angerosa served as the Regional President of the Southeast region of the Company since January 2025. Previously, Mr. Angerosa served as President of Harper Limbach since July 2020, which includes the following entities: Harper Limbach LLC and Harper Limbach Construction LLC. Prior to his appointment as President of Harper Limbach, Mr. Angerosa served as the Company’s Senior Vice President and Branch Manager from May 2018 to July 2020, in which he oversaw the Tampa business unit. Before joining Harper Limbach, Mr. Angerosa worked as a Project Manager and Division Manager with The Poole & Kent Company of Florida, a specialty mechanical and general contractor, from October 1996 to May 2012.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Composition
The following information is provided regarding our directors as of April 22, 2026.
Board Skills Matrix
The table below summarizes certain of the key experiences, qualifications, skills, and attributes that we believe our directors bring to the Board to enable effective oversight. This table is intended to provide a summary of skills and qualifications of our directors, shown as a percentage of our directors that bring such skills and qualifications to the Board, and is not a complete list of each director’s strengths or contributions to the Board. Additional details on each director’s experiences, qualifications, skills, and attributes are set forth in their biographies.

Executive Leadership Experience
86%
Other Public Company Board Experience
57%
Financial Literacy / Accounting Experience
100%
Building Services Company Experience
100%
Mergers & Acquisitions Experience
100%
Marketing / Business Development Experience
100%
Human Capital Management / Compensation Experience
71%
Technology / Cybersecurity Experience
29%

Director Independence
Pursuant to Nasdaq listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Consistent with this requirement, based on the review and recommendation of our Nominating and Corporate Governance Committee, our Board reviewed the relevant identified transactions or relationships between each of our directors, or any of their family members, and us, our senior management and our independent registered public accounting firm, and has affirmatively determined that each of Messrs. Horowitz, McNally, Gaboury and Dugan and Mmes. Krzeminski and Alvarado meets the standards of independence under the applicable Nasdaq listing standards. In making this determination, our Board found all of our directors (other than Mr. McCann, our President, Chief Executive Officer and Director) to be free of

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any relationships that would impair his or her individual exercise of independent judgment with regard to us. Our Board has also determined that each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (collectively referred to as the “Committees”) is independent under Nasdaq Rule 5605(a)(2).
Board Leadership Structure
Our Board believes it is important to maintain flexibility as to the Board’s leadership structure, but supports maintaining a non-management director in a leadership role at all times, whether as non-executive Chairman or Lead Director. Under our current structure, Mr. Horowitz, who was elected as the Chairperson of the Board effective as of the closing of the 2024 Annual Meeting, serves as non-executive Chairman and as such we do not have a Lead Director. As Chairman of our Board, Mr. Horowitz has the authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board.
We believe that separation of the positions of Chairman and President and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs and is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders.
Role of the Board in Risk Oversight
Our Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business, and the steps we take to manage them. The risk oversight process includes receiving regular reports from Committees and members of senior management to enable our Board to understand our risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic, and reputational risk.
As it relates to cybersecurity risks, the Board as a whole is actively involved in oversight of the Company’s risk management framework and the Company’s cybersecurity risk management practices are strategically integrated into its broader risk management framework to promote a company-wide culture of cybersecurity risk management. This integration attempts to ensure that cybersecurity considerations are an integral part of decision-making processes throughout the Company. For more information regarding oversight of cybersecurity risks, see Item. 1C in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on March 2, 2026.
The Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their respective areas of focus, as follows:
•Our Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management as it relates to risks that could impact the financial reporting of the Company, including our major financial risk exposures and financial risk management strategies, including the use of derivatives and the use of any hedging transactions related to credit agreements that the Company may enter into (e.g., interest rate hedges, swaps, interest rate collars or other similar means of the Company hedging interest rate risk) and risk oversight matters and the implications insurance matters may have on the Company’s financial position and/or financial statements.
•Our Compensation Committee, together with its independent compensation consultant, Compensation Advisory Partners (“CAP”), assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Company has reviewed its compensation policies and practices and has concluded that they are not reasonably likely to have a material adverse effect on the Company.
•Our Nominating and Corporate Governance Committee oversees corporate governance risks, including matters relating to the composition and organization of the Board and recommends to the Board how its effectiveness can be improved by changes in its composition and organization.
Each of these Committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its Committees to perform their respective risk oversight roles, individual members of management who supervise the Company’s risk management report directly to the Board or the relevant Committee responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with the Board and its Committees.

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The Board believes that open and constructive communication between management and the Board is essential for effective risk management and oversight. Members of the Company’s senior management regularly attend Board and committee meetings and are available to address any questions or concerns raised on matters related to risk management. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.
Meetings of the Board
Our business, property and affairs are managed under the oversight of our Board. Members of our Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and by participating in meetings of the Board and its committees.
The full Board held six meetings in 2025. The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter for each of our standing Board committees is posted on our website at www.limbachinc.com under “Investors — Corporate Governance.” Each incumbent director attended 75% or more of the meetings of the full Board and the total number of meetings held by all Board committees on which they served during the period for which such persons were a member of our Board. Our Board is also encouraged to attend our Annual Meetings. Six of our current directors attended our 2025 Annual Meeting. Mr. Dugan did not attend any meetings of the Board in 2025 nor the 2025 Annual Meeting because he was appointed to the Board in January 2026.
The following table provides information on the Board’s three standing Committees and their current members.

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael M. McCann			
Joshua S. Horowitz, Board Chair	Member	Member	
Linda G. Alvarado	Member		Chair
David R. Gaboury		Member	Member
Laurel J. Krzeminski	Chair		
Michael F. McNally		Chair	Member
Terence P. Dugan		Member	

Member Chair

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Below is a description of each Committee of our Board.
Audit Committee
Each member of the Audit Committee is financially literate and our Board has determined that Laurel J. Krzeminski qualifies as an “audit committee financial expert” as defined in the applicable SEC rules because she meets the requirements for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. The responsibilities of our Audit Committee include, among other things:
•reviewing with management and the Company’s independent auditor the Company’s annual and quarterly financial statements and recommends to the Board whether such financial statements should be included in the Company’s periodic reports filed with the SEC;
•reviewing analyses prepared by management or the Company’s independent auditor concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•discussing with management major risk assessment and financial management risk policies that could impact the financial reporting of the Company, including with respect to assessment and management of data security and cybersecurity risks;
•reporting to the Board on the Audit Committee’s activities on a regular basis;
•monitoring the independence of the independent auditor;
•assuring the regular rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit required by law;
•exercising oversight of related-party transactions;
•pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•appointing or replacing (subject to stockholder ratification, if deemed advisable by the Board) the independent auditor;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and
•performing such other activities consistent with the Audit Committee Charter, the Company’s Certificate of Incorporation and governing law as the Audit Committee deems necessary or as the Board may direct.
There were seven meetings of the Audit Committee in 2025 and the Audit Committee’s incumbent members attended 75% or more of the meetings of the Audit Committee during 2025.
Compensation Committee
The Compensation Committee is responsible for overseeing matters relating to compensation of our CEO and other executive officers and employees, including the administration of incentive-based and equity-based compensation plans. The functions of our Compensation Committee include, among other things:
•reviewing and advising the Board regarding our compensation philosophies and policies;
•reviewing and approving the performance measures and the performance goals for senior leadership team members (the “SLT”) who participate in our compensation plans and review the performance results under such measures and goals;
•determining and approving the compensation (including but not limited to salary, bonus, incentive compensation, equity awards, benefits and perquisites) of the CEO as required by the Nasdaq rules and the other SLT members;
•reviewing and making recommendations to the Board regarding non-employee director compensation;
•making recommendations to the Board regarding the establishment and terms of the Company’s incentive compensation plans and administering such plans;

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•approving grants of equity awards to all SLT members and directors under the Company’s equity compensation plans;
•approving grants of equity awards to all other eligible individuals under the Company’s equity compensation plans, subject to and in accordance with the terms of such plans and such procedures or guidelines with respect to the grant of equity awards as may be adopted from time to time by the Board;
•reviewing and approving compensation-related matters outside the ordinary course, including, but not limited to, as it relates to the SLT’s employment agreements, severance or change-in-control plans or arrangements, similar such arrangements and all material amendments thereto;
•monitoring and assessing risks associated with the Company’s compensation policies and consult with management regarding such risks;
•reporting to the Board on the Compensation Committee’s activities on a regular basis;
•reviewing and discussing the Compensation Discussion and Analysis (the “CD&A”) of our proxy statements and annual reports on Form 10-K by the rules and regulations of the SEC with management, and, based on such review and discussion, determine whether or not to recommend to the Board that the CD&A be so included;
•monitoring our compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits;
•overseeing our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and the requirement under the Nasdaq rules that, with limited exceptions, stockholders approve equity compensation plans;
•Assessing the results of the Company’s advisory votes on executive compensation as the Compensation Committee determines appropriate;
•if required, producing the annual Compensation Committee Report for inclusion in our proxy statement in compliance with the rules and regulations promulgated by the SEC;
•administering any clawback policy of the Company related to compensation clawbacks, including any such policy designed to comply with Section 10D of the Exchange Act and any other related policies;
•periodically reviewing, as necessary, advisable or appropriate, policies or procedures regarding the clawback or recoupment of incentive compensation that applies to the SLT. The Compensation Committee also has the authority to act on any clawback policy or similar right of the Company regardless of where such right is contained where the Compensation Committee has specifically been designated from time to time as having such authority;
•coordinating and working with the Nominating and Corporate Governance Committee of the Board to implement compensation matters and compensation changes that support and align with the human capital management strategies, initiatives and actions as have been overseen by the Nominating and Corporate Governance Committee or the Board; and
•performing such other activities consistent with the Compensation Committee Charter, the Company’s Certificate of Incorporation and governing law as the Compensation Committee deems necessary or as the Board may direct.
There were five meetings of the Compensation Committee in 2025 and its incumbent members attended 75% or more of the meetings of the Compensation Committee during 2025.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board and to assist the Board in developing and ensuring compliance with the Company’s foundational and corporate governance documents. The functions of our Nominating and Corporate Governance Committee include, among other things:
•identifying, selecting candidates and recommending to the Board individuals qualified and suitable to serve as directors of the Company;
•making recommendations regarding the size, structure and composition of the Board and its Committees;

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•overseeing, reviewing and periodically recommending matters concerning the Company’s corporate governance policies and stockholder engagement;
•reporting to the Board on the Nominating and Corporate Governance Committee’s activities on a regular basis;
•reviewing our policies and programs concerning corporate social responsibility, including any policies related to environmental, social and corporate governance;
•providing Board oversight on our human capital management;
•overseeing the Board evaluation process; and
•performing such other activities consistent with the Nominating and Corporate Governance Committee Charter, the Company’s Certificate of Incorporation and governing law as the Nominating and Corporate Governance Committee deems necessary or as the Board may direct.
There were four meetings of the Nominating and Corporate Governance Committee in 2025 and its incumbent members attended 75% or more of the meetings of the Nominating and Corporate Governance Committee during 2025.
Board Retirement Policy
In April 2026 the Board adopted the Board Retirement Policy that is applicable to its current and future non-employee directors. The Board adopted this policy because it highly values having appropriate measures in place in order to support board refreshment and good governance practices. These actions were undertaken by the Board voluntarily after carefully considering the potential benefits and limitations of adopting such measures.
In accordance with the Retirement Policy and except as set forth in the Retirement Policy, each non-employee director is required to retire from the Board at the first annual meeting of stockholders following the date on which such director attains the age of 75 (the “Retirement Age”). Except as permitted by the Retirement Policy through an applicable exception, no person is permitted to be nominated, re-nominated and/or appointed by the Board to serve as a non-employee director after he or she has passed the Retirement Age.
Under the Retirement Policy, a non-employee director who has not yet attained the age of 75 as of the date of an annual meeting of stockholders shall be eligible to be nominated or re-nominated to stand for election and re-election at such meeting, even if such director will attain the age of 75 during the term for which he or she is elected.
As part of the Retirement Policy, as a condition to nomination, appointment and/or election (or re-election) to the Board, each non-employee director has agreed that, upon attaining the age of 75, such a director will promptly tender to the Board his or her irrevocable resignation from the Board, effective immediately at the first annual meeting of stockholders following the date on which such director attained the age of 75 (the “Next Annual Meeting”). At the request of the Board, the Nominating and Corporate Governance Committee and/or Chairman of the Board, any such non-employee director attaining Retirement Age has agreed to provide such resignation to the Chairman of the Board where it will be held in escrow by the Company until the Next Annual Meeting.
The Retirement Policy is administered by the Board, which shall have authority to amend, interpret and apply the Retirement Policy in a manner consistent with its purpose. The Board may approve (via a majority vote of the Board in accordance with the Company’s Amended and Restated By-Laws, as then amended with the non-employee director subject to any exception recusing him or herself) exceptions to the Retirement Policy in circumstances where it determines that continued service by a director beyond the Retirement Age is in the best interests of the Company and its stockholders. Any such exception will be made after careful evaluation of skills-based refreshment and or board composition planning in general. The Retirement Policy also requires that individual non-employee directors shall, from time to time and without further consideration, execute and deliver such documents (including resignations) and take such further actions as may be reasonably necessary or advisable to give full effect to the Retirement Policy and to carry out its purposes and intent.
Director Nominations
The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying, screening and recommending candidates to the Board. Potential candidates are interviewed by the Chairman and Chief Executive Officer and the Chair of the Nominating and Corporate Governance Committee prior to their nomination and may be interviewed by other directors and members of senior management. The Nominating and Corporate Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional

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member, or recommend a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Nominating and Corporate Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach. The general criteria the Nominating and Corporate Governance Committee considers important in evaluating director candidates are: (i) senior-level management and decision-making experience; (ii) a reputation for integrity and abiding by exemplary standards of business and professional conduct; (iii) ability to devote time and attention necessary to fulfill the duties and responsibilities of a director; (iv) a record of accomplishment in their respective fields, with leadership experience in a corporation or other complex organization, including government, educational and military institutions; (v) independence and the ability to represent all of the Company’s stockholders; (vi) compliance with legal and Nasdaq listing requirements; (vii) sound business judgment; (viii) candor; (ix) judgment, skills, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise; and (x) the needs of the Board among others. While considering the preceding criteria, the Nominating and Corporate Governance Committee seeks to have a Board that reflects a variety of backgrounds, educational experiences, business experiences, genders, races, ethnicities, cultures, skills, business relationships and associations and other factors that will contribute to the Board’s governance of the Company, and considers these attributes when assessing the composition of the Board.
The Nominating and Corporate Governance Committee will consider candidates proposed by stockholders to be potential director nominees. Stockholders wishing to nominate a candidate for consideration by the Nominating and Corporate Governance Committee as a director nominee should provide the name of any recommended candidate, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of Company stock to the attention of the Executive Vice President – Legal & Risk Management of the Company at 5102 W Laurel Street, Suite 700, Tampa, FL 33607, and otherwise follow the Company’s nominating process summarized above under “Questions and Answers about these Proxy Materials and Voting — When are stockholder proposals and director nominations due for next year’s annual meeting?” and more fully described in the Company’s Amended and Restated Bylaws. The Nominating and Corporate Governance Committee’s policy is to evaluate director nominees proposed by stockholders in the same manner that all other director nominees are evaluated.
The Company may, in the future, pay a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.
Securityholder Communications with the Board
Securityholders who wish to communicate with the Board or an individual director, may send a written communication to the Board or such director addressed to our Executive Vice President – Legal & Risk Management at 5102 W Laurel Street, Suite 700, Tampa, FL 33607. Each communication must set forth:
•the name and address of the securityholder on whose behalf the communication is sent; and
•the number of our shares that are owned beneficially by such securityholder as of the date of the communication.
Each communication will be reviewed by our Executive Vice President – Legal & Risk Management to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by our Executive Vice President – Legal & Risk Management to be appropriate for presentation to the Board or such director will be submitted to the Board Chairman, the Board or such director on a periodic basis.
Code of Conduct and Ethics
We have adopted a code of conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of conduct and ethics is available on our website at www.limbachinc.com under “Investors — Corporate Governance.”
Insider Trading Policy
Our Board has adopted an insider trading policy governing the purchase, sale, and other transactions in our securities by our directors, officers, employees and certain other covered persons. We believe our insider trading policy and related procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards.

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Employee, Officer and Director Hedging
As part of our insider trading policy, we have certain anti-hedging prohibitions for our officers and directors which prohibits these individuals from engaging in transactions (including, without limitation, prepaid variable forward contracts, equity swaps, collars, units of exchange funds, and other derivatives) that are designed to hedge or offset, or that may reasonably be expected to have the effect of hedging or offsetting, a decrease in the market value of our securities. To our knowledge, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.
Director Compensation
We have adopted a compensation program for our non-employee directors. The non-employee director compensation program is intended to fairly compensate each of our non-employee directors with cash and equity compensation for the time and effort necessary to serve as a member of our Board. The table below sets forth the 2025 annual cash compensation for our non-employee directors.
Cash Compensation

Role	2025 Annual Cash Compensation
All Non-Employee Directors	$60,000
Chair of the Board	$50,000
Committee Chairs
Audit	$40,000
Nominating and Corporate Governance	$20,000
Compensation	$20,000
In addition to the annual cash compensation, non-employee directors are eligible to be reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as directors.
Equity Compensation
Our non-employee directors are also eligible to receive equity-based awards as compensation for their services as directors. Our current non-employee director RSU awards are pro-rated based on the date the director is either elected or appointed to the board. In January 2025, each of our non-employee directors received equity-based awards as compensation for their services as directors in the form of RSU grants based on a value of $85,000 worth of our common stock. These RSUs are subject to service-based vesting that generally vest on a one-year cliff from the date of grant.
The table below provides summary information concerning compensation paid or accrued by us to or on behalf of our non-executive directors for services rendered for the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2)(3) ($)	All Other Compensation ($)	Total ($)
Joshua S. Horowitz	110,000	81,776	—	191,776
Laurel J. Krzeminski	100,000	81,776	—	181,776
Gordon G. Pratt(4)	26,868	—	—	26,868
Michael F. McNally	80,000	81,776	—	161,776
Linda G. Alvarado	80,000	81,776	—	161,776
David R. Gaboury	60,000	81,776	—	141,776

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(1)    As required by SEC rules, amounts shown present the aggregate grant date fair value of RSU awards granted to our non-employee directors during 2025, calculated in accordance with FASB ASC Topic 718. The grant date fair value was based on the closing price of our common stock, as reported on Nasdaq, on the date of grant, which was $85.54 per share of common stock on January 1, 2025.
(2)    The number of shares granted to our non-employee directors during 2025 was based on a 10-day VWAP of our common stock of $88.93, which was calculated as the average closing trading price of our common stock over the 10 consecutive trading days ending with the trading two days immediately preceding the grant date.
(3)    As of December 31, 2025, our non-employee directors held unvested service-based RSUs (in shares of common stock) as follows: Mr. Horowitz: 956; Ms. Krzeminski: 956; Mr. McNally: 956; Ms. Alvarado: 956 and Mr. Gaboury: 956.
(4)    Mr. Pratt’s term ended at the close of the 2025 Annual Meeting, when he retired from the Board. The amounts reported above are pro-rated to reflect his service during 2025. His January 1, 2025 stock award was forfeited upon his retirement.
Stock Ownership Guidelines - Non-Employee Directors
The Board has established stock ownership guidelines for our non-employee directors to reinforce the importance of aligning the interests of our directors and stockholders. The guidelines for non-employee directors generally require directors to meet an equity ownership level with a value equal to or greater than three times their annual cash compensation, excluding cash compensation received for serving as either the Chair of the Board or as a Committee chair. Non-employee directors have five years (effective beginning after the date the guidelines were approved (December 7, 2023) or after joining the Board as a new member) to achieve the required stock ownership guidelines. This description of the stock ownership guidelines is qualified by their entirety by the stock ownership guidelines themselves.
The following table sets forth each non-employee director’s ownership as of December 31, 2025 (the compliance date under the stock ownership guidelines) for stock ownership guidelines purposes:

Name(1)	Stock Ownership(2) (#)	Value of Stock Ownership(3) ($)	Ownership Guideline	Current Ownership Multiple
Joshua S. Horowitz	42,785	3,827,311	3.0x	63.8x
Laurel J. Krzeminski	36,452	3,260,796	3.0x	54.3x
Michael F. McNally	59,379	5,311,719	3.0x	88.5x
Linda G. Alvarado	30,160	2,697,948	3.0x	45.0x
David R. Gaboury	5,253	469,905	3.0x	7.8x
(1)    Mr. Dugan was appointed to the Board in January 2026 and is therefore not included in the table above, which reflects ownership as of December 31, 2025.
(2)    In accordance with the Company’s stock ownership guidelines for its non-employee directors, the measurement of stock ownership is based on shares directly owned, shares beneficially owned by an immediate family member, shares owned by a revocable trust of which the non-employee director is a trustee, shares irrevocably gifted by a non-employee director to a family trust, and any unvested service-based RSUs. As such, the numbers of equivalent shares in this column may differ from owned shares for SEC reporting purposes.
(3)    The amounts in this column were calculated in accordance with the stock ownership guidelines by multiplying the holdings in the Stock Ownership column by the average closing price of our common stock over the 90-day trading period prior to December 31, 2025.

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COMPENSATION, DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis provides:
•an overview and analysis of the Company’s executive compensation program;
•the material decisions made with respect to 2025 compensation for the named executive officers (“NEOs”) (as determined pursuant to the SEC’s disclosure requirements for executive compensation in Item 402 of Regulation S-K); and
•the material factors considered in making those decisions.
The CD&A focuses on the compensation paid or awarded to our NEOs unless noted otherwise.
Named Executive Officers
Our NEOs for 2025 were as follows:

Name	Title
Michael M. McCann	President, Chief Executive Officer and Director
Jayme L. Brooks	Executive Vice President and Chief Financial Officer
Jay A. Sharp(1)	Executive Vice President, Sales
Nicholas S. Angerosa(2)	Executive Vice President, National Customer Solutions
(1)    Effective January 2026, Mr. Sharp serves as the Company’s Executive Vice President, Sales.
(2)    Effective January 2026, Mr. Angerosa serves as the Company’s Executive Vice President, National Customer Solutions.
The Board has delegated to the Compensation Committee the duty of designing and overseeing the Company’s executive compensation program. The Compensation Committee is comprised entirely of independent (pursuant to Nasdaq and SEC rules, and the Company’s own Independence Guidelines) members of the Board.
The Company’s executive compensation program is designed to:
•provide competitive total compensation consistent with job scope, experience, and related skills;
•link bonus opportunities to the Company’s performance;
•grant equity compensation at competitive levels, a significant portion of which is performance-based;
•avoid unnecessary and imprudent risks; and
•attract and motivate talented executive officers and minimize turnover of senior-level Company employees, which the Company believes contributes to the stability and continuity of senior leadership.
2025 Company Performance
The Company is a building systems solutions firm that designs, delivers, and maintains mechanical (heating, ventilation, and air conditioning), electrical, plumbing, and controls (“MEPC”) systems. The Company partners with building owners and operators of mission-critical facilities across healthcare, industrial and manufacturing, data centers, life sciences, higher education, and cultural and entertainment markets. With approximately 1,500 employees across 21 offices throughout the Eastern and Midwestern regions of the United States, the Company strives to be an indispensable partner by combining its national capabilities with strong local execution and talent to deliver proactive, safe, and reliable solutions for complex facilities. Operating on a connected platform, the Company integrates engineering expertise with field execution to provide customized MEPC infrastructure solutions that address both operational and capital project needs, optimizing performance, enhancing reliability, and ensuring long-term safety.
We operate in two segments, (i) Owner Direct Relationships (“ODR”), in which the Company performs owner direct projects and/or provides maintenance or service primarily on MEPC systems, and specialty contracting projects to existing buildings

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direct to, or assigned by, building owners or operators, and (ii) General Contractor Relationships (“GCR”), in which the Company generally manages new construction or renovation projects that involve primarily MEPC systems awarded to the Company by general contractors or construction managers. The Company's work is primarily performed under fixed-price, modified fixed-price, and time and materials contracts over periods of typically less than two years.
Our full-year 2025 highlights included the following:*
•Produced record annual revenue of $646.8 million and a record annual gross profit of $169.3 million.
•Increased our revenue generated from the ODR segment by 40.6% (versus 2024), achieving our previously announced 2025 ODR segment revenue target of 70% - 80% of total consolidated revenue at 75.1%.
•Record full-year net income of $39.1 million, or $3.23 per diluted share, compared to $30.9 million, or $2.57 per diluted share.
•Record full-year Adjusted EBITDA of $81.8 million, up 28.4% from $63.7 million.**
•Generated $45.7 million of net cash provided by operating activities.
•Successfully completed the acquisition of Pioneer Power, LLC.
*    A full discussion of our fourth quarter and full-year 2025 results, as well as a discussion of non-GAAP components, can be found in our earnings press release filed on Form 8-K with the SEC on March 3, 2026.
**    See the description of the non-GAAP financial measures and reconciliation of the non-GAAP financial measures to the most comparable GAAP measures in the tables included in Annex A.
Pay For Performance
We design our executive compensation programs to reward our executive officers for their contributions to both our short- and long-term performance and to remain competitive with programs offered by companies with which we compete for executive talent. We believe that a significant portion of our NEOs’ compensation should be directly linked to performance. Accordingly, a substantial portion of total compensation is variable and at risk, with payouts under our short-term incentive program tied to Company financial performance, and payouts under our long-term incentive program tied to relative total shareholder return (“TSR”) performance vs. the Russell 2000 Index.
Say on Pay
At our 2025 Annual Meeting, approximately 97% of the votes represented and entitled to vote on the Say on Pay proposal voted in support of an advisory resolution regarding the compensation of our NEOs. These results demonstrated strong stockholder support for our overall executive compensation program. The Compensation Committee considered this vote and determined that our current practices and processes did not require any current significant modifications to address stockholder concerns. The Compensation Committee will continue to consider the outcome of these annual advisory votes when considering future executive compensation arrangements.
Compensation Philosophy, Approach and Pay Elements
We have a straightforward and transparent compensation program that is linked to our strategy and the drivers of long-term stockholder value. It is based on our pay for performance methodology, and we use operating performance metrics that are important to our business. To be successful, we need to attract and retain executives and employees who are talented and motivated to grow long-term stockholder value.
There are four central elements of our executive total compensation:

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Pay Element	Purpose	Key Characteristics
Base Salary	•Provide a fixed level of cash compensation for performing day-to-day functions •Competitive base pay to attract and retain executive talent
•Levels are evaluated annually by the Compensation Committee
•For 2025, base salaries were established based on a number of factors, including each executive’s performance and time in his or her role, advice from the Compensation Committee’s independent compensation consultant, analysis of peer group survey data and economic conditions

Short-Term Incentive Plan	•Reward annual financial performance
•Target awards are established as a percentage of base salary
•Each award’s target opportunity is based on the achievement of objective, pre-established goals related to our yearly Adjusted EBITDA(1) performance

Long-Term Incentive Plan
•Reward long-term stockholder value creation
•Encourage focus on growing stockholder value
•Align management’s interests with stockholders’ interests
•Encourage retention of key executives, stability, and continuity of leadership

•Granted as a percentage of the NEOs base salary
•Awards are provided through a combination of service-based (one-third) and market-based (two-thirds) RSUs
•Service-based RSUs vest ratably over a three-year period
•Beginning in 2025, market-based RSUs vest at the end of a three-year performance period based on the Company’s relative total shareholder return compared to the Russell 2000 Index, with payouts ranging from 0% to 150% of target
•Prior to 2025, performance-based RSUs vested based on achievement of average Adjusted EBITDA Margin targets over a three-year performance period

Benefits	•Attract and retain strong executive talent •Provide basic financial stability	•Participation in health and retirement benefit plans, generally on the same terms as all other full-time employees of the Company
(1)    Adjusted EBITDA is a non-GAAP financial measure, and the Compensation Committee believes it is an appropriate metric for evaluating operating performance because it excludes items that are not indicative of the Company’s core operating results. A reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure is provided in Annex A.
Our compensation program is designed to align executive compensation with Company performance and stockholder value creation, while remaining competitive in attracting and retaining executive talent. Our compensation philosophy begins with the recognition that our success depends on the talent of our people. To encourage high level performance of our executives, we have constructed a compensation plan that rewards the behavior of our executives in pursuit of the following three broad philosophical tenets and goals:
•Attract and retain an excellent management team. A high performing team is critical to our success as a company. Developing and strengthening our corporate relationships with our customers and suppliers over the long term enables our business to grow profitably. Also important is the consistency of leadership in support of our corporate mission, executing our strategy, and sustaining our high-performance culture.
•Enable the Company to recruit strong leaders as we grow our business and expand our project and service offerings. We were able to recruit our NEOs because of our culture and compensation packages that aligned their performance with our strategy of creating value. Our approach in aligning our compensation plans to our strategy has been an important reason for our recruiting successes.
•Reward our executives fairly and provide proper and balanced incentives for long-term value creation. We want to provide a level of annual base compensation that is fair. When our executives perform at a level of high achievement, we reward them with attractive but capped annual cash bonus awards. In years when performance measures are not met, they may receive little or no bonus. In terms of long-term incentives, we believe that the opportunity to participate in the growth in value of our share price links pay to performance. We provide equity incentives to align management’s interests with those of stockholders, and we maintain robust stock ownership guidelines to instill that mindset.
In setting compensation levels, we annually review a range of market data to ensure that our pay is appropriately positioned as compared to other similarly situated executives. We target compensation for our executives at the median (50th percentile) of

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their respective market reference point with flexibility based on actual experience and performance. The actual positioning of target compensation relative to the market varies based on each executive’s experience, skill set, performance and potential and generally results in executives who are new in their role being placed lower in the range and those with more experience being placed higher in the range. Any executive below the targeted compensation level should be brought within the competitive range over a multi-year period.
We assess the effectiveness of our compensation programs regularly and use the services of an independent compensation consultant, CAP, which provides us with research information and data. CAP serves as a resource to our Compensation Committee, providing information on new developments, best practices and trends in compensation practices. However, the Compensation Committee makes its own decisions, uses its own judgment and comes to its own conclusions relating to plan design and compensation. All of our Compensation Committee members are independent, as defined by applicable regulations.
As is customary in our industry, we also provide modest levels of perquisites, described later, to our NEOs and participation in other benefit programs that are generally available to our employees (e.g., health care, disability, life insurance, an employee stock purchase plan and retirement plans). Refer to the “Summary Compensation Table” for additional information on these perquisites and benefits.

	What we do:		What we don’t do:
☑	Align short- and long-term incentive plan targets with business goals and stockholder interests	☒	Provide excise tax gross-up payments
☑	Conduct an annual say on pay advisory vote	☒	Reward executives for taking excessive, inappropriate or unnecessary risks
☑	Retain an independent compensation consultant to advise our Compensation Committee	☒	Allow repricing or backdating of equity awards
☑	Use performance metrics that compare our performance to external benchmarks	☒	Spring-load equity awards
☑	Maintain an insider trading policy	☒	Provide guaranteed salary increases or guaranteed bonuses
☑	Maintain a clawback policy that applies to NEOs	☒	Award incentives for below-threshold performance
☑	Maintain a stock ownership policy for executive officers	☒	Pay dividends on unearned or unvested equity awards
☑	Re-evaluate and update the composition of our peer group regularly	☒	Have single trigger vesting on our equity-based compensation awards or in our change in control agreements
☑	Maximum payout cap applied to incentive plans	☒	No hedging or pledging for any employee, including our officers and directors
☑	Pay for performance, with a significant portion of target compensation at risk	☒	No excessive perks
Compensation Setting Process and Role of Compensation Consultants
Our Board has delegated to the Compensation Committee the responsibility of administering executive compensation and benefit programs, policies and practices. The Compensation Committee is composed entirely of individuals who are independent directors under the independence standards of the Nasdaq and SEC, including the enhanced independence requirements for Compensation Committee members. The Compensation Committee may also delegate certain matters to a subcommittee in its discretion. The performance of the management team is reviewed relative to performance measures, and compensation levels for our NEOs are reviewed and approved on an annual basis.
To assist in the compensation setting process, the Compensation Committee has engaged CAP, an independent executive compensation consultancy firm, to provide information and advice regarding compensation and benefit levels and incentive plan designs. CAP is engaged by, and reports directly to, the Compensation Committee, which has sole authority to retain or terminate CAP and to approve fee arrangements for work performed. The Compensation Committee has authorized CAP to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee.
The Compensation Committee annually evaluates the independence of CAP in accordance with applicable SEC and Nasdaq rules. In conducting this assessment, the Compensation Committee considers, among other things, whether CAP provides any other services to the Company, the level of fees received from the Company as a percentage of CAP’s total revenue, CAP’s policies and procedures designed to prevent conflicts of interest, and any business or personal relationships between CAP and members of the Compensation Committee or the Company’s executive officers, as well as any Company stock owned by CAP

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or its advisors. Based on this review, the Compensation Committee has determined that CAP is independent and that its work does not raise any conflicts of interest.
In particular, the Compensation Committee retains CAP to prepare compensation plan reviews, identify general trends and practices in executive compensation programs, provide information on new developments related to compensation, assist in selecting the appropriate peer group, prepare a market analysis of target total compensation for the NEOs based on comparable and similarly-sized companies, and furnish its input regarding the compensation and incentives of the CEO and other executives.
The Compensation Committee meets with management and CAP regularly throughout the course of the year. The Compensation Committee reports to the Board at regularly scheduled Board meetings on its activities or otherwise provides regular updates to the Board, the research commissioned from CAP and on the Compensation Committee’s specific compensation deliberations and decisions that directly affect our executive leadership team, as is appropriate.
Compensation Peer Group
The Compensation Committee believes that it is appropriate to utilize compensation benchmarking studies of our peer and competitor companies to establish initial compensation targets because the competitiveness of our compensation practices greatly influences our ability to attract, motivate and retain top executive officer talent, which is an important determinant of our business success. However, the Compensation Committee believes compensation benchmarking studies should be considered only as a point of reference for measurement and not as the determinative factor for our NEOs’ compensation. The results of the studies do not supplant the significance of the individual performance of our NEOs that the Compensation Committee considers when making compensation decisions. Because the information provided by compensation benchmark studies is just one of the pieces of information that is used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, the Compensation Committee has discretion to determine the frequency of performing benchmarking and other studies.
We annually compare our compensation program with those companies in a peer group that the Compensation Committee evaluates together with CAP (the “Peer Group”). The companies selected for inclusion in the Peer Group, which are listed below, were selected on the basis of a number of factors, including similar industry characteristics, organization size and financial characteristics such as revenues and market capitalization, as well as companies we compete with for talent.
The companies included in the Peer Group for the evaluation of 2025 executive compensation are as follows:

Executive Compensation Peer Group 2025
Comfort Systems USA	NV5 Global	Bel Fuse Inc.	Thermon Group Holdings, Inc.
IES Holdings	CSW Industrials, Inc.	Key Tronic Corporation	NN, Inc.
Sterling Infrastructure	Orion Group Holdings	Willdan Group, Inc.	Bowman Consulting Group, LTD.
Ameresco	Great Lakes Dredge & Dock	L.B. Foster Company	The Eastern Company
INNOVATE Corp.	Enerpac Tool Group Corp.	NWPX Infrastructure, Inc.	Exponent, Inc.
Analysis of 2025 Compensation Decisions and Actions
Base Salary. Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and are appropriate given their positions, responsibilities and accomplishments with the Company. The Compensation Committee is responsible for recommending the base salaries for each of the NEOs, consistent with the employment arrangements referenced below. Annual base salaries are paid in cash and the amounts are reviewed annually by the Compensation Committee where upon recommendations of increases are made after such evaluations.
Below outlines the increases in base salary compensation for 2025 approved by the Compensation Committee:

Name	2025 Base Salary	2024 Base Salary	Percentage Change
Michael M. McCann	$800,000	$700,000	14.3%
Jayme L. Brooks	$526,000	$505,986	4.0%
Jay A. Sharp	$487,000	$463,840	5.0%
Nicholas S. Angerosa	$416,000	$385,000	8.1%

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Short-term incentives. Our practice is to award cash incentive bonuses for the achievement of performance measures linked to our strategy. Short-term incentives are designed to provide pay for performance compensation opportunities and are reviewed on an annual basis. Annually, our performance criteria and incentive targets are reviewed and approved by the Compensation Committee for the upcoming year. For 2025, the annual incentive plan was designed to focus our NEOs on driving future growth and profitability. Specifically, this program was designed to reward our NEOs if the Company were to fall within a certain range of a pre-determined Adjusted EBITDA amount, subject to the Company’s standard clawback provisions. Target annual incentive opportunities are expressed as a percentage of base salary and were established based on the NEO’s level of responsibility and his or her ability to impact overall results. The Compensation Committee also considers market data in setting target award amounts.
The Company’s cash incentive arrangement with its NEOs could result in cash incentive payments in excess of target award amounts, which is capped at 200% of the executive’s respective target award bonus percentages.
The calculation to determine the Company’s cash incentive payout for its NEOs in 2025 was as follows:
For 2025, the performance goal (at threshold, target and maximum levels) and the actual achievement of the financial component is included in the chart below:

Performance Measure	Threshold	Target	Maximum	Actual Results(1)
Adjusted EBITDA (in thousands)	$67,420	$84,275	$117,985	$81,802
Payment as % of Target(2)	50%	100%	200%	92.66%
(1) Refer to Annex A for a reconciliation of the Company’s non-GAAP financial measures included in this Proxy Statement.
(2) Amounts interpolated, as appropriate.
The 2025 target bonus opportunities and payouts are presented in the chart below:

	Target Short-Term Incentive
Name	% of Salary	$	Actual Payout as % of Target	Actual Payout Amount(1)
Michael M. McCann	100%	$800,000	92.66%	$741,306
Jayme L. Brooks	65%	$341,900	92.66%	$316,815
Jay A. Sharp	60%	$292,200	92.66%	$270,762
Nicholas S. Angerosa	50%	$208,000	92.66%	$192,739
(1) Note that, due to rounding, the actual results for the 2025 short-term cash incentive paid to our NEOs may not precisely be equal to the totals if calculations were performed independently based on the information presented within the table above.
Long-term incentives. Long-term incentive awards are designed to keep senior executives focused on the execution of longer-term financial and strategic growth goals that drive stockholder value creation, as well as support the Company’s leadership retention strategy. The Company maintains the Limbach Holdings, Inc. Amended and Restated Omnibus Incentive Plan, as amended (the “Omnibus Plan”), pursuant to which the Company may grant equity awards, including option awards. The principal purposes of the Omnibus Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with the Company’s objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants.
For 2025, the Compensation Committee determined that equity-based compensation would be comprised of a mix of market-based and service-based RSUs.

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Beginning with the 2025 awards, the Compensation Committee introduced market-based RSUs tied to relative TSR, replacing the financial performance-based RSUs used in prior years, in order to more directly align long-term incentive compensation with stockholder returns.
The service-based RSUs are subject to service-based vesting conditions and vest in equal annual installments over three years on each anniversary of the grant date, subject to the executive’s continued employment through the applicable vesting date. The market-based RSUs vest at the end of a three-year performance period based on the Company’s relative TSR compared to the TSR of the companies included in the Russell 2000 Index (the “Benchmark Index”). For the 2025 awards, the three-year performance period is January 1, 2025 through December 31, 2027. Relative TSR is calculated as the Company’s TSR minus the TSR of the Benchmark Index over the performance period.
At the end of the performance period, the number of shares earned will be determined based on the Company’s relative TSR performance compared to the Benchmark Index, with payouts ranging from 0% to 150% of the target number of market-based RSUs. Performance below the threshold level results in no shares being earned. Performance at the threshold, target and maximum levels results in payouts of 50%, 100% and 150% of target, respectively, with linear interpolation applied for performance between these levels. In addition, if the Company’s absolute TSR for the performance period is negative, the payout percentage is capped at 100% of target regardless of the level of relative TSR performance.
The Compensation Committee selected relative TSR as the metric for the Company’s market-based RSUs because it directly aligns executive compensation outcomes with stockholder returns and provides a transparent comparison of the Company’s performance relative to a broad market index of similarly sized public companies. The Compensation Committee believes that using relative TSR encourages management to focus on long-term strategies that enhance stockholder value while also accounting for broader market conditions affecting the Company’s industry and peer group.
Although the Omnibus Plan allows for the grant of stock options, the Compensation Committee did not grant stock options under the Omnibus Plan in fiscal year 2025, and no NEO held stock options during the fiscal year 2025.
The threshold, target, and maximum performance levels for the market-based RSUs awarded in 2025 are set forth in the table below:

Market-Based RSUs (2025-2027): Relative TSR Performance
Performance Level	Outperform / Underperform	Payout at % of Target (Capped at 100% if TSR is negative)
Below Threshold	Over 30 percentage points below the index	—%
Threshold	30 percentage points below the index	50%
Target	10 percentage points above the index	100%
Maximum	50 percentage points above the index	150%

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The table below sets forth the 2025 annual target long-term incentive awards for each of the NEOs:

Name	2025 Base Salary	Target LTI as % of Salary	Target Value of LTI Awards(1)
Michael M. McCann	$800,000	150%	$1,200,000
Jayme L. Brooks	$526,000	100%	$526,000
Jay A. Sharp	$487,000	80%	$389,600
Nicholas S. Angerosa	$416,000	80%	$332,800
(1)    Service-based and market-based RSUs were granted to our NEOs on January 1, 2025 based on a 10-day VWAP of our common stock of $88.93, which was calculated as the average closing trading price of our common stock over the 10 consecutive trading days ending with the trading two days immediately preceding the grant date. The target value differs from the accounting value that appears in the 2025 Summary Compensation Table, as such accounting value is based on a Monte Carlo simulation, whereas we use the VWAP to calculate the number of shares.
The chart below shows the performance share payouts for performance-based awards granted in 2023 with a January 1, 2023 through December 31, 2025 performance period (settled March 2026) for each of our NEOs:

Name	Target Award (Shares)	Earned Award (Shares)(1)	Award Value at End of Performance Period ($)(2)
Michael M. McCann	34,672	52,008	4,637,553
Jayme L. Brooks	27,224	40,835	3,641,257
Jay A. Sharp	19,165	28,747	2,563,370
Nicholas S. Angerosa	15,040	22,559	2,011,586
(1)    Performance-based RSUs granted in 2023 vested at 150% of target. The earned awards are disclosed prior to any shares being withheld to satisfy tax withholding requirements.
(2)    Amounts represent the fair value of the 2023 performance-based awards upon their release date of March 2, 2026, valued based on the closing price per share of our common stock of $89.17 on Nasdaq.
Stock Ownership Guidelines - Executives
The Board has established stock ownership guidelines for our senior management to reinforce the importance of aligning the interests of our senior management and stockholders. The guidelines for executive stock ownership are three times the annual base salary for the Company’s CEO and one times their annual base salary for all other members of senior management of the Company. The Company’s executives have five years (effective beginning after the date the guidelines were approved (December 7, 2023) or after joining the senior management team or after being promoted to the senior management team) to achieve the required stock ownership guidelines. This description of the stock ownership guidelines is qualified in its entirety by the stock ownership guidelines themselves.
For purposes of calculating the stock ownership guidelines for our executives, service-based RSUs (whether or not vested), vested performance-based RSUs, Company stock directly owned or beneficially owned by immediate family members of executives and Company stock owned by a revocable trust of which the executive is a trustee or irrevocably gifted by an executive to a family trust, will count toward determining compliance. However, shares underlying unexercised stock options and unearned performance-based RSUs do not count in determining compliance with the stock ownership guidelines.

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The following table sets forth each NEOs ownership as of December 31, 2025 (the compliance date under the stock ownership guidelines) for stock ownership guidelines purposes:

Name	Stock Ownership(1) (#)	Value of Stock Ownership(2) ($)	Ownership Guideline	Current Ownership Multiple
Michael M. McCann	188,370	16,850,545	3.0x	21.1x
Jayme L. Brooks	135,041	12,080,026	1.0x	23.0x
Jay A. Sharp	68,298	6,109,564	1.0x	12.5x
Nicholas S. Angerosa	57,140	5,111,430	1.0x	12.3x
(1)    In accordance with the Company’s stock ownership guidelines for its NEOs, the measurement of stock ownership is based on shares directly owned, shares beneficially owned by an immediate family member, shares owned by a revocable trust of which the NEO is a trustee, shares irrevocably gifted by a NEO to a family trust, and any unvested service-based RSUs. As such, the numbers of equivalent shares in this column may differ from owned shares for SEC reporting purposes.
(2)    The amounts in this column were calculated in accordance with the stock ownership guidelines by multiplying the holdings in the Stock Ownership column by the average closing price of our common stock on Nasdaq over the 90-day trading period prior to December 31, 2025.
Employment Agreements with Our Named Executive Officers
As disclosed previously, Mr. McCann has a 2023 promotion letter, that provides for, among other things, a base salary amount and eligibility to receive an annual bonus based upon his performance and the Company’s operating results during each year, of up to 100% of his then current base salary and based upon achievement of objectives to be mutually agreed upon, as may be adjusted by the Committee. Mr. McCann also receives long-term equity-based incentives under the Company’s Omnibus Plan, as determined by the Compensation Committee. The achievement of goals and milestones are determined in the sole discretion of the Board or the Compensation Committee. Mr. McCann also receives a $1,000 per month automobile allowance, and reimbursement of reasonable out-of-pocket business expenses in accordance with the Company’s written policies with respect to such matters.
Pursuant to the terms of an offer letter dated September 29, 2019, Ms. Brooks started her employment at the Company as an Executive Vice President and CFO. The terms of the offer letter provide for, among other things, a base salary amount and a target bonus of her base salary, as may be adjusted by the Compensation Committee. Ms. Brooks also receives long-term equity-based incentives under the Omnibus Plan, as determined by the Compensation Committee. The achievement of goals and milestones will be determined in the sole discretion of the Board or the Compensation Committee. Ms. Brooks also receives a $1,000 per month automobile allowance, and reimbursement of reasonable out-of-pocket business expenses in accordance with the Company’s written policies with respect to such matters.
In conjunction with the Company’s planned transition succession, Mr. Sharp accepted a promotion letter with the Company in which he was promoted to President of certain of the Company’s entities, which became effective on January 17, 2023. Effective January 13, 2026, Mr. Sharp began serving as the Company’s Executive Vice President, Sales. Mr. Sharp did not enter into a new promotion letter in connection with this role, and the terms of his existing promotion letter remain in effect. The terms of his promotion letter provide for, among other things, a base salary amount and a target bonus of his base salary, as may be adjusted by the Compensation Committee. Mr. Sharp also receives long-term equity-based incentives under the Omnibus Plan, as determined by the Compensation Committee. The achievement of goals and milestones will be determined in the sole discretion of the Board or the Compensation Committee. Mr. Sharp is also entitled to receive a $1,000 per month automobile allowance, and reimbursement of reasonable out-of-pocket business expenses in accordance with the Company’s written policies with respect to such matters under his promotion letter.
In conjunction with the Company’s planned transition succession, Mr. Angerosa accepted a promotion letter with the Company in which he was promoted to President of Harper Limbach, which became effective on January 17, 2023. Effective January 13, 2026, Mr. Angerosa began serving as the Company’s Executive Vice President, National Customer Solutions. Mr. Angerosa did not enter into a new promotion letter in connection with this role, and the terms of his existing promotion letter remain in effect. The terms of his promotion letter provide for, among other things, a base salary amount and a target bonus of his base salary, as may be adjusted by the Compensation Committee. Mr. Angerosa also receives long-term equity-based incentives under the Omnibus Plan, as determined by the Compensation Committee. The achievement of goals and milestones will be determined in the sole discretion of the Board or the Compensation Committee. Mr. Angerosa is also entitled to receive a

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$1,000 per month automobile allowance, and reimbursement of reasonable out-of-pocket business expenses in accordance with the Company’s written policies with respect to such matters under his promotion letter.
Severance and Change in Control Arrangements
The NEOs and other members of senior management serve as at-will employees of the Company without any guaranteed period of employment. However, the Compensation Committee believes that an executive severance policy paired with change in control provisions provides appropriate protections to attract and retain qualified and talented individuals to serve as the Company’s executive officers, permit the Company’s executive officers to focus fully on improving the Company’s operations and long-term success, and protect stockholder value by providing continuity of management during any transition period. The severance and change in control benefits are intended to be set at market-competitive levels and help ensure that the Company can attract and retain talented executive officers. These benefits also help ensure that executive officers remain focused on maximizing stockholder value in the context of an actual or potential transaction that might result in the loss or the diminution of their current positions. The Company believes that these benefits are reasonable and ultimately benefit stockholders. The executive severance policy and change in control agreements are more fully described below under “Potential Payments Upon Termination or Change in Control.”
Executive Compensation Risk
In 2025, CAP reviewed our compensation programs to assess whether the programs could encourage excessive risk-taking. The risk assessment included a full inventory of all incentive compensation plans, including their design, metrics, goals and operation and a review of business and operational risks as well as governance and oversight practices and internal controls. Management and CAP reviewed this assessment with the Compensation Committee. Based on this review, the Compensation Committee determined that the programs are appropriately structured and do not encourage excessive risk-taking.
Clawback Arrangements
In accordance with the requirements of the Nasdaq listing standards and SEC rules, we maintain an executive officer clawback policy (the “Clawback Policy”) that empowers the Company to recover certain incentive compensation erroneously awarded to a current or former “Section 16 officer” of the Company, as defined in Rule 16a-1(f) under the Exchange Act, upon the occurrence of certain events, including an accounting restatement.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee has served as one of our officers or employees during 2025. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

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Compensation Committee Report
The Compensation Committee oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement.
In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Respectfully submitted,

COMPENSATION COMMITTEE:
Michael F. McNally (Chairperson)
Joshua S. Horowitz
David R. Gaboury
Terence P. Dugan

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EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the compensation earned or received during the years indicated by each of our NEOs.

Name and Principal Position	Year	Salary	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total
Michael M. McCann(4) President and Chief Executive Officer	2025	$800,000	$—	$1,192,150	$—	$741,306	$26,000	$2,759,456
	2024	$700,000	$—	$1,075,138	$—	$1,015,377	$25,800	$2,816,315
	2023	$566,436	$—	$613,893	$—	$816,311	$25,200	$2,021,840

Jayme L. Brooks Executive Vice President and Chief Financial Officer	2025	$526,000	$—	$522,659	$—	$316,815	$26,000	$1,391,474
	2024	$505,986	$—	$518,085	$—	$477,069	$25,800	$1,526,940
	2023	$455,648	$—	$486,411	$—	$453,077	$25,200	$1,420,336

Jay A. Sharp(5) Executive Vice President, Sales	2025	$487,000	$—	$387,134	$—	$270,762	$26,000	$1,170,896
	2024	$463,840	$—	$379,993	$—	$403,691	$25,800	$1,273,324
	2023	$443,069	$—	$344,723	$—	$409,370	$25,200	$1,222,362

Nicholas S. Angerosa(6) Executive Vice President, National Customer Solutions	2025	$416,000	$—	$330,680	$—	$192,739	$26,000	$965,419
	2024	$385,000	$—	$315,380	$—	$279,229	$25,800	$1,005,409

(1) Represents the aggregate grant date fair value of service-based, performance-based and market-based RSUs granted to the Company’s NEOs in the applicable year. The aggregate grant date fair value of these equity awards was computed in accordance with Accounting Standards Codification Topic No. 718. See Note 17 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the years ended December 31, 2025, 2024 and 2023, as applicable, for a discussion of the relevant assumptions used in calculating the value of these awards.
For performance-based awards granted prior to 2025, the grant date fair value was computed based on performance at the target level (the probable outcome of the performance conditions as of the date of grant). For market-based awards granted in 2025, the grant date fair value reflects the impact of the applicable market condition (relative total shareholder return) and was determined using a Monte Carlo simulation model on the date of grant. Because the grant date fair value reflects the probability of achieving the market condition, separate disclosure of grant date fair value assuming achievement of maximum performance is not required. The grant date fair value of service-based awards is equal to the number of RSUs granted multiplied by the closing stock price of the Company’s common stock on the date of grant.
The aggregate grant date fair value reported in the table above may differ from the value ultimately realized by the NEOs with respect to these awards due to a number of factors, including stock price fluctuations and, for performance-based awards granted prior to 2025, the extent to which the applicable performance conditions are achieved.
(2) Amounts set forth in this column reflect the annual cash-based incentive bonuses earned by and paid to our NEOs based on actual performance against key business goals. For 2025, 2024 and 2023, the non-equity incentive plan compensation was rewarded for the achievement of certain Company-wide Adjusted EBITDA targets.
(3)    Amounts reflect a $1,000 per month automobile allowance paid to each of our NEOs during the applicable year. In addition, other compensation includes employer matching contributions to the Company’s 401(k) plan of $14,000, $13,800 and $13,200 for 2025, 2024 and 2023, respectively.
(4)    On March 29, 2023, Mr. McCann, the Company’s former Executive Vice President and Chief Operating Officer, was appointed President and Chief Executive Officer. Accordingly, compensation reported for Mr. McCann for 2023 reflects amounts earned both in his capacity as Executive Vice President and Chief Operating Officer prior to such appointment and as President and Chief Executive Officer thereafter.
(5)    Effective January 17, 2023, Mr. Sharp was promoted to President of certain Company entities, including Limbach Company LLC, Limbach Company LP, Jake Marshall LLC and Limbach Facility & Project Solutions LLC. The table above presents Mr. Sharp’s full-year 2023 compensation, including compensation earned during portions of the year when he was not yet considered a named executive officer. Effective January 2026, Mr. Sharp serves as the Company’s Executive Vice President, Sales.

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(6)    Effective January 17, 2023, Mr. Angerosa was promoted to the position of President of Limbach Harper; however, Mr. Angerosa was not deemed to be an NEO in 2023. The table above presents compensation detail for the period in which Mr. Angerosa was considered an NEO. Effective January 2026, Mr. Angerosa serves as the Company’s Executive Vice President, National Customer Solutions.
Grants of Plan-Based Awards
The following table summarizes the grants of equity and non-equity plan-based awards made to the NEOs during the fiscal year ended December 31, 2025. The equity awards were granted under the Company’s Omnibus Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael M. McCann President and Chief Executive Officer		$400,000	$800,000	$1,600,000	$—	$—	$—	—	$—
	01/01/25	$—	$—	$—	$4,498	$8,996	$13,494	—	$807,391
	01/01/25	$—	$—	$—	$—	$—	$—	4,498	$384,759

Jayme L. Brooks Executive Vice President and Chief Financial Officer		$170,950	$341,900	$683,800	$—	$—	$—	—	$—
	01/01/25	$—	$—	$—	$1,972	$3,944	$5,916	—	$353,974
	01/01/25	$—	$—	$—	$—	$—	$—	1,972	$168,685

Jay A. Sharp Executive Vice President, Sales		$146,100	$292,200	$584,400	$—	$—	$—	—	$—
	01/01/25	$—	$—	$—	$1,461	$2,921	$4,382	—	$262,160
	01/01/25	$—	$—	$—	$—	$—	$—	1,461	$124,974

Nicholas S. Angerosa Executive Vice President, National Customer Solutions		$104,000	$208,000	$416,000	$—	$—	$—	—	$—
	01/01/25	$—	$—	$—	$1,248	$2,495	$3,743	—	$223,926
	01/01/25	$—	$—	$—	$—	$—	$—	1,248	$106,754
(1)    The amounts represent the potential cash payment for the annual short-term incentive program for the fiscal year ending December 31, 2025 at “threshold”, “target”, and “maximum” levels of performance. For 2025, the threshold, target and maximum levels of performance were calculated at 50%, 100% and 200%, respectively, based on a percentage of their then base salary for Messrs. McCann, Sharp, and Angerosa, and Ms. Brooks of 100%, 60%, 50%, and 65%, respectively. Amounts actually received by the NEOs under the short-term incentive program for 2025 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For further information about the short-term incentive program, please refer to related discussion within the CD&A.
(2)    The columns in this section show the number of shares of common stock that may be earned under the Company’s market-based RSU awards at the threshold, target and maximum payout levels based on the Company’s relative TSR compared to the Benchmark Index over a three-year performance period commencing on January 1, 2025 and ending on December 31, 2027. Target represents the number of market-based RSUs granted, with threshold and maximum reflecting 50% and 150% of target shares, respectively. For further information about our long-term incentive program, please refer to related discussion within the CD&A.
(3)    Reflects service-based RSUs granted as part of each NEOs 2025 annual long-term incentive awards. For further information about our long-term incentive program, please refer to related discussion within the CD&A.
(4)    Represents the grant date fair value of equity awards computed in accordance with ASC Topic 718. For service-based RSUs, the grant date fair value is based on the closing price of the Company’s common stock as reported on Nasdaq on the grant date, which was $85.54 (or, if the grant date fell on a weekend or holiday, the closing market price of the Company’s common stock on the business day immediately preceding the grant date). For market-based RSUs that vest based on the Company’s relative TSR, the grant date fair value reflects the probability of achieving the applicable market condition and was determined using a Monte Carlo simulation model on the date of grant.

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Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding unvested stock awards held by each of our NEOs as of December 31, 2025.

		Stock Awards
Name	Grant Date(1)	Number of Shares or Units of Stock that have not vested (#)(2)	Market Value of Shares or Units of Stock that have not vested(3) ($)	Equity Incentive Plan Awards number of unearned shares, units or other rights that have not vested (#)(4)(5)	Equity Incentive Plan Awards market or payout value of unearned shares, units or other rights that have not vested(3) ($)
Michael M. McCann	1/4/2023	4,699	365,817	42,288	3,292,121
	1/17/2023	1,080	84,078	9,720	756,702
	1/1/2024	5,255	409,102	23,644	1,840,685
	1/1/2025	4,498	350,169	8,996	700,339

Jayme L. Brooks	1/4/2023	4,440	345,654	39,958	3,110,730
	7/1/2023	98	7,629	877	68,274
	1/1/2024	2,532	197,116	11,394	887,023
	1/1/2025	1,972	153,520	3,944	307,040

Jay A. Sharp	1/4/2023	1,952	151,963	17,569	1,367,747
	1/17/2023	1,242	96,690	11,178	870,207
	1/1/2024	1,858	144,645	8,356	650,515
	1/1/2025	1,461	113,739	2,921	227,400

Nicholas S. Angerosa	1/4/2023	1,719	133,824	15,469	1,204,262
	1/17/2023	788	61,346	7,090	551,957
	1/1/2024	1,542	120,045	6,936	539,968
	1/1/2025	1,248	97,157	2,495	194,236
(1)    An additional column showing the grant dates of certain service-based and performance-based incentive awards has been included for a better understanding.
(2)    These RSUs are subject to service-based vesting conditions that vest in three equal annual installments beginning on the first anniversary of the grant date, subject to continued employment through each vesting date. Service-based RSUs granted on each January 4, 2023, January 17, 2023 and July 1, 2023 are subject to service-based vesting conditions and vests in equal annual installments on each of January 1, 2024, January 1, 2025 and January 1, 2026. Service-based RSUs granted on January 1, 2024 are subject to service-based vesting conditions and vests in equal annual installments on each of January 1, 2025, January 1, 2026 and January 1, 2027. Service-based RSUs granted on January 1, 2025 are subject to service-based vesting conditions and vests in equal annual installments on each of January 1, 2026, January 1, 2027 and January 1, 2028.
(3)    These amounts are based on the market value of the Company’s common stock on Nasdaq on December 31, 2025, which was $77.85 per share.
(4) These RSUs are subject to financial performance-based vesting conditions over a three-year period commencing on the grant date. For performance-based awards granted on January 4, 2023, January 17, 2023 and July 1, 2023 (each with a performance measurement period of January 1, 2023 through December 31, 2025), a performance factor of 150% was applied as a result of the level of achievement. For performance-based awards granted on January 1, 2024 (performance measurement period of January 1, 2024 through December 31, 2026), a performance factor of 150% was applied based on the current presumed level of achievement. At the end of a given performance measurement period, the Compensation Committee will determine the level of achievement based on the applicable performance goals. In addition, the Compensation Committee has established certain gating factors that must be met before any performance-based award may be deemed earned or vested. These gating factors serve as minimum performance thresholds that ensure the vesting of performance-based awards occur only if the Company achieves certain fundamental financial goals.

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(5)    Represents market-based RSU awards granted on January 1, 2025, which vest at the end of a three-year performance period (January 1, 2025 through December 31, 2027) based on the Company’s relative TSR compared to the TSR of the companies included in the Benchmark Index. Because performance as of December 31, 2025 was tracking between threshold and target levels, the number of shares reported in the table reflects the target number of RSUs granted, consistent with applicable proxy disclosure conventions. The actual number of shares that may be earned ranges from 0% to 150% of the target number of shares based on the Company’s relative TSR performance over the performance period, with 50%, 100% and 150% payouts corresponding to threshold, target and maximum performance levels, respectively, and linear interpolation applied for performance between such levels. In addition, if the Company’s absolute TSR for the performance period is negative, the payout percentage will be capped at 100% of target. The market value of these awards is based on the closing price of the Company’s common stock as of December 31, 2025.
Option Exercises and Stock Vested
The following table provides information regarding our stock awards vested during fiscal year ended December 31, 2025 held by each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)(3)	Value Realized on Vesting ($)
Michael M. McCann	—	—	63,304	4,593,863
Jayme L. Brooks	—	—	42,114	3,059,290
Jay A. Sharp	—	—	27,133	1,976,757
Nicholas S. Angerosa	—	—	23,658	1,718,845
(1)    Represents the gross amount of service-based RSUs that vested on January 1, 2025. The value realized was determined by multiplying the number of vested units by the closing market price of the Company’s common stock on the date of vesting. If the vesting date fell on a weekend or holiday, the closing market price of the common stock on the business day immediately preceding the vesting date was used to determine the value realized, which was $85.54 on Nasdaq.
(2)    Represents the gross amount of performance-based awards which were earned and vested on March 10, 2025 upon confirmation of the Compensation Committee. The performance factor during the measurement period used to determine compensation payouts was 150% of the pre-defined metric target of 100%. The value realized was determined by multiplying the number of vested shares by the closing market price of the Company’s common stock on March 10, 2025, which was $68.92 on Nasdaq.
(3)    Including the impact of shares withheld to satisfy tax withholding requirements, the net amount of stock awards that vested and were issued to Mr. McCann, Ms. Brooks, Mr. Sharp and Mr. Angerosa in 2025 were 40,038, 25,433, 15,823 and 14,844, respectively.
Pension Benefits
We currently have no defined benefit pension plans and none of the NEOs received qualified retirement income benefits for fiscal year 2025.
Non-qualified Deferred Compensation
We currently have no defined contribution plans that provide for the deferral of compensation on a basis that is not tax-qualified.
Employment Agreements, Severance, Change in Control and Other Arrangements with Our NEOs
Executive Severance and Change in Control Plan
Effective January 1, 2025, the Company adopted a Severance and Change in Control Plan (the “Plan”). The Plan includes certain severance and change in control arrangements designed to attract and retain key executives and to ensure alignment with stockholder interests, principally in the context of a potential change in control.
The Executive Severance and Change in Control Plan generally defines the following terms for each of our NEOs:
•“Non-CIC Qualifying Termination means the involuntary termination of a covered executive’s employment by the Company without cause or a voluntary resignation by a covered executive for good reason, in either case, outside of the change in control period.”

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•“CIC Qualifying Termination means the involuntary termination of a covered executive’s employment by the Company without cause or a voluntary resignation by a covered executive for good reason, in either case, during the change in control period.”
•“Change in Control Period means the three months prior to, and the twelve months following the consummation of a Change in Control of the Company.”
Our NEOs are eligible to receive the following severance payments and benefits associated with either a non-Change in Control Severance or Change in Control Severance (both as defined within the Plan), subject to the terms and conditions of the Plan.

Non-Change in Control Severance
Cash severance(1)	1x base salary plus bonus amount
COBRA continuation payment(2)	COBRA continuation payment (12 months)

Change in Control Severance (for CEO)
Cash severance(1)	3x base salary plus bonus amount
COBRA continuation payment(2)	COBRA continuation payment (36 months)
Equity awards(3)	vesting of service-based, performance-based and market-based RSUs

Change in Control Severance (for SLT)
Cash severance(1)	2x base salary plus bonus amount
COBRA continuation payment(2)	COBRA continuation payment (24 months)
Equity awards(3)	vesting of service-based, performance-based and market-based RSUs
(1)    Bonus amount means the higher of (i) a covered executive’s annual cash incentive bonus at the target level or its equivalent as determined by the Compensation Committee under any annual incentive plan maintained by the Company and in which the covered executive participates for the year in which the termination of his or her employment occurs, or (ii) a covered executive’s actual annual cash incentive bonus payout from the prior year, in each case of (i) and (ii) pro-rated for the period of the covered executive’s service in any performance period determined by the Compensation Committee.
(2)    If a covered executive was enrolled in a Company health plan on the termination date (as defined within the Plan), the covered executive will be provided with a lump-sum payment equal to the total cost of the employee’s portion of monthly premiums associated with coverage under COBRA for the total number of months specified in the calculation of his or her cash severance (“COBRA continuation payment”).
(3)    Subject to the Plan, any outstanding and unvested time-vesting awards held by the executive under the Omnibus Plan will automatically vest in full as of the termination date, and any outstanding performance-vesting awards held under the Omnibus Plan will vest based on the Company’s latest planned forecast during the applicable performance period as though the executive continued in the employment of the Company during the applicable performance period. As for outstanding market-based RSUs tied to relative TSR, vesting of these awards is determined based on the achievement of the applicable performance goals as of the date of such event, as determined by the Compensation Committee, in accordance with the terms of the applicable award agreements.
These arrangements are intended to provide financial security to executives during transitional periods and to encourage their continued focus on maximizing stockholder value, without concern for personal financial consequences. The Compensation Committee periodically reviews these policies to ensure they remain competitive and aligned with market practices, as well as with the best interests of our stockholders.
Additionally, the Company does not provide excise tax gross-ups on severance or change in control payments. In the event that any payment would trigger excise taxes under Section 280G of the Internal Revenue Code, payments will be reduced to the extent necessary to avoid such taxes, if such reduction results in a greater after-tax benefit to the executive.
In addition to the Plan arrangements described above, equity awards granted under the Company’s Amended and Restated Omnibus Incentive Plan are subject to the terms of such plan and applicable award agreements. As amended in 2025, the Omnibus Plan provides for specified treatment of outstanding equity awards in the event of a participant’s death, disability, retirement or certain reductions in force. The actual treatment of such awards will depend on the terms of the Omnibus Plan and applicable award agreements in effect at the time of the applicable event.
Potential Payments Upon Termination or Change in Control

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In accordance with SEC rules, the following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment, assuming such NEO’s termination of employment with the Company occurred on December 31, 2025 and, where relevant, that a change in control of the Company occurred on December 31, 2025. Amounts shown in the table below do not include (i) accrued but unpaid salary and (ii) other benefits earned or accrued by the NEOs during employment that are available to all salaried employees, such as accrued vacation or employer contribution amounts payable under the Company’s 401(k) plan.

Name	Compensation	Termination due to Retirement ($)(1)	Termination due to Death or Disability ($)(2)	Non-Change in Control Severance ($)(3)	Change in Control Severance ($)(4)
Michael M. McCann	Cash severance	—	—	1,541,306	3,141,306
	Accelerated RSUs	—	1,209,166	—	1,209,166
	Accelerated PRSUs	—	3,926,365	—	5,889,508
	Accelerated MRSUs	—	700,339	—	700,339
	Benefits(5)	—	—	—	—
	Total(6)	—	5,835,870	1,541,306	10,940,319

Jayme L. Brooks	Cash severance	—	—	842,815	1,368,815
	Accelerated RSUs	—	703,920	—	703,920
	Accelerated PRSUs	—	2,710,737	—	4,066,028
	Accelerated MRSUs	—	307,040	—	307,040
	Benefits(5)	—	—	5,486	10,972
	Total(6)	—	3,721,697	848,301	6,456,775

Jay A. Sharp	Cash severance	—	—	757,762	1,244,762
	Accelerated RSUs	—	507,037	—	507,037
	Accelerated PRSUs	—	1,925,698	—	2,888,469
	Accelerated MRSUs	—	227,400	—	227,400
	Benefits(5)	—	—	4,219	8,438
	Total(6)	—	2,660,135	761,981	4,876,106

Nicholas S. Angerosa	Cash severance	—	—	608,739	1,024,739
	Accelerated RSUs	—	412,371	—	412,371
	Accelerated PRSUs	—	1,530,842	—	2,296,186
	Accelerated MRSUs		194,236	—	194,236
	Benefits(5)	—	—	5,486	10,972
	Total(6)	—	2,137,449	614,225	3,938,504
(1)    Pursuant to the Company’s Amended and Restated Omnibus Incentive Plan, upon retirement (without notice of such retirement) and/or a reduction in force, service-based RSUs will vest on a pro-rated basis through the date of such retirement or reduction in force (as the case may be) and performance-based RSUs will vest on a pro-rated basis based on the achievement of any performance goals at the actual performance levels at the date of such retirement or reduction in force (as the case may be) based on the Compensation Committee’s determination.
Pursuant to the Company’s Amended and Restated Omnibus Incentive Plan, upon retirement (with notice of retirement as required under the Omnibus Plan), both service-based and performance-based RSUs will continue to vest following the date of such retirement in accordance with the applicable grant agreements.
For the purposes of the Omnibus Plan, “Retirement” is defined as a termination of a participant’s employment, other than for cause and other than by reason of death or disability (each as defined in the Omnibus Plan), on or after the attainment of a combined total of age and years of Company service to equal or exceed sixty-five, provided however that such a participant must also have reached the age of sixty to qualify for “Retirement.” As of December 31, 2025, none of the Company’s NEO’s were eligible for retirement as defined in the plan; accordingly, no amounts are presented under such scenario.

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(2)    Pursuant to the Company’s Amended and Restated Omnibus Incentive Plan, upon a termination of employment due to death or disability, service-based RSUs will vest in full and performance-based RSUs will vest based on the achievement of performance goals at the “Target” as determined by the Compensation Committee.
•Accelerated RSUs: represents the vesting of all service-based RSUs held by the NEO under the Omnibus Plan at the time of termination multiplied by the Company’s closing stock price on Nasdaq on December 31, 2025, $77.85 per share.
•Accelerated PRSUs: represents the vesting of all performance-based RSUs held by the NEO under the Omnibus Plan at the time of termination multiplied by the Company’s closing stock price on Nasdaq on December 31, 2025, $77.85 per share, applying a performance factor at target for performance awards granted in 2023 and 2024.
•Accelerated MRSUs: represents the vesting of market-based RSUs, which vest based on the Company’s relative TSR compared to the Benchmark Index, with payouts ranging from 0% to 150% of target. The number of shares is determined based on the level of performance achieved as of the applicable termination date, as determined by the Compensation Committee in accordance with the terms of the applicable award agreements. Because performance as of December 31, 2025 was tracking between threshold and target levels, values for purposes of this table are calculated assuming achievement of target performance, consistent with applicable proxy disclosure conventions, and are based on the closing price of the Company’s common stock on December 31, 2025 ($77.85).
(3)    For non-change in control severance, compensation was calculated as follows:
•Cash severance: consists of 1x the base salary of each respective NEO plus a bonus amount. The annual bonus amount was determined to be equivalent to each executive’s actual cash incentive earned for the year ended December 31, 2025, as reported within the Summary Compensation Table.
•Benefits. If NEOs were enrolled in a Company health plan on their date of termination, they would be eligible to receive a COBRA continuation payment (as defined in the plan) representing the cost of 12-months of employee premiums associated with coverage under COBRA. Mr. McCann has waived healthcare coverage for 2025.
(4)    For change in control severance, compensation was calculated as follows:
•Cash severance: consists of 3x the base salary of the CEO plus a bonus amount and 2x the base salary for non-CEO NEOs plus a bonus amount. The annual bonus amount was determined to be equivalent to each executives actual cash incentive earned for fiscal year 2025, as reported within the Summary Compensation Table.
•Accelerated RSUs: represents the vesting of all service-based RSUs held by the NEO under the Omnibus Plan at the time of termination multiplied by the Company’s closing stock price on Nasdaq on December 31, 2025, $77.85 per share.
•Accelerated PRSUs: represents the vesting of all performance-based RSUs held by the NEO under the Omnibus Plan at the time of termination multiplied by the Company’s closing stock price on Nasdaq on December 31, 2025, $77.85 per share, applying a performance factor of 150% for performance awards granted in 2023 and 2024.
•Accelerated MRSUs: represents the vesting of market-based RSUs, which vest based on the Company’s relative TSR compared to the Benchmark Index, with payouts ranging from 0% to 150% of target. The number of shares is determined based on the level of performance achieved as of the applicable termination date, as determined by the Compensation Committee in accordance with the terms of the applicable award agreements. Because performance as of December 31, 2025 was tracking between threshold and target levels, values for purposes of this table are calculated assuming achievement of target performance, consistent with applicable proxy disclosure conventions, and are based on the closing price of the Company’s common stock on December 31, 2025 ($77.85).
•Benefits. If NEOs were enrolled in a Company health plan on their date of termination, they would be eligible to receive a COBRA continuation payment (as defined in the plan) representing the cost of 24-months of employee premiums associated with coverage under COBRA. Mr. McCann has waived healthcare coverage for 2025.
(5)    Calculations within the table above do not take into consideration potential other benefit payments relating to the payment of an NEOs accrued and unused paid-time off.
(6)    Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2025. Amounts of any reduction pursuant to Section 280G of the Internal Revenue Code, if any, would be calculated upon actual termination of employment.
2025 CEO Pay Ratio
As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our President and Chief Executive Officer. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions

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that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below.
For 2025, our last completed fiscal year:
•The median of the annual total cash compensation of all employees of the Company (other than our Chief Executive Officer) was $60,631; and
•The annual total compensation of our President and Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $2,759,456.
Based on this information, for 2025, the ratio of annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees is estimated to be approximately 46 to 1. We believe that the pay ratio is a reasonable estimate calculated consistent with Regulation S-K Item 402(u).
SEC rules allow companies to use a variety of assumptions, adjustments, methodologies, and estimates. Therefore, the ratio figure reported above may not be capable of comparison to the ratio figures reported by companies in our Peer Group or by any other company. With respect to identifying the “median employee,” we identified our median employee based upon the amount set forth as “Wages, tips and other compensation” on Form W-2 with respect to all employees who were employed by us or one of our consolidated subsidiaries during the year ended December 31, 2025. In determining the median employee, we included the non-annualized cash compensation, as some of our employees did not work for the Company during the full year ending December 31, 2025. As such, the median number is lower than it would have been if we had annualized the salaries of such employees or excluded them from the calculation.
Pay vs. Performance
The following table summarizes the total compensation of our principal executive officer (“PEO”) and the average of the total compensation of our other NEOs as reported in the Summary Compensation Table for the past five fiscal years, as well as their Compensation Actually Paid as calculated pursuant to Item 402(v) of Regulation S-K and certain performance measures required by Item 402(v) of Regulation S-K. Compensation Actually Paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the CD&A.

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO (McCann)(1)	Summary Compensation Table Total for CEO (Bacon)(1)	Compensation Actually Paid to CEO (McCann)(2)	Compensation Actually Paid to CEO (Bacon)(2)	Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(4)	Company Total Stockholder Return(5)	Peer Group Total Stockholder Return(6)	GAAP Net Income (thousands)	Non-GAAP Adjusted EBITDA (thousands)(7)
2025	$2,759,456	$—	$1,690,015	$—	$1,175,930	$597,354	$631.39	$134.40	$39,064	$81,802
2024	$2,816,315	$—	$9,433,359	$—	$1,268,558	$4,738,748	$693.76	$119.14	$30,875	$63,714
2023	$2,021,840	$2,620,078	$6,707,263	$2,267,037	$1,321,349	$4,384,774	$368.78	$106.82	$20,754	$46,801
2022	$—	$1,942,742	$—	$2,221,816	$1,038,156	$1,218,326	$84.43	$91.35	$6,799	$31,765
2021	$—	$1,497,380	$—	$916,923	$986,220	$762,489	$72.99	$114.82	$6,714	$23,276
(1)    During 2023, both Mr. McCann and Charles A. Bacon, III served as the PEO. Mr. Bacon served as President and Chief Executive Officer in 2021, 2022 and through March 28, 2023 and Mr. McCann served as President and Chief Executive Officer beginning on March 29, 2023. The dollar amounts reported reflect the amounts of total compensation reported for each of our PEOs.
(2)    The dollar amounts reported represent the amount of Compensation Actually Paid, as computed in accordance with SEC rules. The dollar amounts reported are the amounts of total compensation reported for Mr. McCann and Mr. Bacon during the applicable years, as adjusted to (i) the year-end value of equity awards granted during the reported year, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested, or through the end of the reported fiscal year, and (iii) the value of equity awards issued and vested during the reported fiscal year. See Table below for further information regarding the calculation for Compensation Actually Paid to CEO.
For service-based RSUs, fair value is based on the closing price of the Company’s common stock on the applicable measurement date. For performance-based RSUs, fair value reflects the probable outcome of the applicable performance conditions as of the measurement date, consistent with ASC 718. For market-based RSUs, including those tied to relative TSR, fair value is determined as of each measurement date using a valuation methodology consistent with ASC 718, such as a Monte Carlo simulation model, reflecting updated assumptions and performance expectations.

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(3)    The dollar amounts reported are the average of the total compensation reported for our NEOs, other than our PEO, for each applicable fiscal year. For fiscal years 2024 and 2025 this includes Ms. Brooks, Mr. Sharp and Mr. Angerosa. For fiscal year 2023, this includes Ms. Brooks and Mr. Sharp. For fiscal years 2022 and 2021, this includes Ms. Brooks and Mr. McCann.
(4)    The dollar amounts reported represent the average amount of “Compensation Actually Paid”, as computed in accordance with SEC rules, for our NEOs, other than Mr. McCann for fiscal years 2025, 2024 and 2023 and Mr. Bacon for fiscal years 2023, 2022 and 2021 in the Summary Compensation Table. The calculation methodology is consistent with that described in footnote (2), including the adjustments to total compensation for equity award valuation.
(5)    The amounts reported represent cumulative TSR of the Company under SEC rules from December 31, 2020, the last trading day of 2020, through the last trading day for the applicable year in the table. TSR assumes an initial fixed investment of $100 on December 31, 2020 and reinvestment of all dividends, and reflects the change in the Company’s stock price over the measurement period.
(6)    The amounts reported in column represent the peer group TSR under SEC rules, from December 31, 2020, the last trading day of 2020, through the last trading day for the applicable year in the table, assuming reinvestment of dividends and weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Benchmark Index, and TSR is calculated in the same manner as the Company’s TSR.
(7)    Refer to Annex A for a reconciliation of the Company’s non-GAAP financial measures included in this Proxy Statement. Adjusted EBITDA is the Company-selected measure for purposes of Item 402(v) of Regulation S-K. While the Company transitioned to market-based long-term incentive awards tied to relative TSR beginning in 2025, Adjusted EBITDA continues to be an important financial performance metric used by management to evaluate operating performance.
The following tables present the adjustments made to calculate “Compensation Actually Paid” to our CEO and, on an average basis, to our Non-CEO NEOs for each fiscal year presented. These amounts are derived from the “Total” compensation reported in the Summary Compensation Table and adjusted in accordance with Item 402(v) of Regulation S-K.

Year	Summary Compensation Table Total for CEO	Reported Value of Equity Awards for CEO(1)	Fair Value as of Year End for Awards Granted During the Year(2)	Fair Value Year over Year Increase or Decrease in Unvested Awards Granted in Prior Years(3)	Fair Value Increase or Decrease from Prior Year end for Awards Granted and Vested During the Year(4)	Fair Value Increase or Decrease from Prior Year end for Awards that Vested during the Year(5)	Awards Granted in a Fiscal Year Prior to the Covered Period Fiscal Year that Failed to Meet Applicable Vesting Conditions(6)	Compensation Actually Paid to CEO
2025 (McCann)	$2,759,456	$(1,192,150)	$936,349	$7,564	$—	$(821,204)	$—	$1,690,015
2024 (McCann)	$2,816,315	$(1,075,138)	$2,022,593	$5,535,140	$—	$134,449	$—	$9,433,359
2023 (McCann)	$2,021,840	$(613,893)	$2,364,804	$2,858,282	$—	$76,230	$—	$6,707,263
2023 (Bacon)	$2,620,078	$(1,507,218)	$2,065,111	$—	$8,011	$76,230	$(995,175)	$2,267,037
2022 (Bacon)	$1,942,742	$(598,461)	$800,768	$76,767	$—	$—	$—	$2,221,816
2021 (Bacon)	$1,497,380	$(431,550)	$315,000	$(463,907)	$—	$—	$—	$916,923

Year	Summary Compensation Table Total for Non-CEO NEOs	Reported Value of Equity Awards for Non-CEO NEOs(1)	Fair Value as of Year End for Awards Granted During the Year(2)	Fair Value Year over Year Increase or Decrease in Unvested Awards Granted in Prior Years(3)	Fair Value Increase or Decrease from Prior Year end for Awards Granted and Vested During the Year	Fair Value Increase or Decrease from Prior Year end for Awards that Vested during the Year(5)	Compensation Actually Paid to Non-CEO NEOs
2025	$1,175,930	$(413,491)	$324,771	$(92,412)	$—	$(397,444)	$597,354
2024	$1,268,558	$(404,486)	$760,935	$3,034,350	$—	$79,391	$4,738,748
2023	$1,321,349	$(415,567)	$1,581,970	$1,849,107	$—	$47,915	$4,384,774
2022	$1,038,156	$(319,322)	$427,268	$70,814	$—	$1,410	$1,218,326
2021	$986,220	$(400,725)	$292,500	$(109,411)	$—	$(6,095)	$762,489
(1) Represents the grant date fair value of the equity awards as reported in the Summary Compensation Table, computed in accordance with ASC 718.
(2)    Represents the fair value as of the end of the applicable fiscal year of equity awards granted during such year that remained outstanding and unvested as of year-end, determined in accordance with Item 402(v) of Regulation S-K and ASC 718.
(3)    Represents the year-over-year change in the fair value of unvested equity awards granted in prior years, calculated as the difference between the fair value of such awards as of the end of the current fiscal year and the fair value of such awards as of the end of the prior fiscal year, determined in accordance with ASC 718. For service-based awards, fair value is based on the closing price of the Company’s

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common stock on the applicable measurement date. For performance-based awards granted prior to 2025, fair value reflects the probable outcome of the applicable performance conditions as of the measurement date.
(4)    As noted within the Summary Compensation Table, Mr. Bacon was granted 1,151 service-based RSU awards on April 30, 2023 for his services as a non-employee Director, which vested on the date of the 2023 Annual Meeting. The amount disclosed above represents the fair value increase of the awards at the time of vesting. The grant date fair value of these awards were included in “All Other Compensation” within the Summary Compensation Table.
(5)    For 2025, the amount represents the change in fair value associated with certain performance-based RSUs granted in prior years that vested during 2025. The amount is calculated as the difference between the fair value of such awards as of December 31, 2024 and the fair value of such awards on the applicable vesting date in 2025, determined in accordance with ASC 718. For performance-based awards, fair value reflects the level of achievement of the applicable performance conditions as of the vesting date. For these awards, the applicable performance factor as of the vesting date was 150% of target.
(6)    Reflects the grant date fair value of certain service-based and performance-based RSUs that were forfeited by Mr. Bacon as a result of his employment transition.
Relationship between Pay and Performance
Relationship Between Compensation Actually Paid, Company TSR And Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our Non-CEO NEOs, and the Company’s cumulative TSR over the five most recently completed fiscal years to that of the Peer Group over the same period.
Relationship Between Compensation Actually Paid And Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our Non-CEO NEOs, and our Net Income during the five most recently completed fiscal years.

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Relationship Between Compensation Actually Paid And Adjusted EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our Non-CEO NEOs, and our Adjusted EBITDA during the five most recently completed fiscal years.
Refer to Annex A for a reconciliation of the Company’s non-GAAP financial measures included in this Proxy Statement. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. Compensation Actually Paid, as required under SEC rules, reflects adjusted values for unvested and vested equity awards during the years shown in the table based on year-end stock prices and various accounting valuation assumptions, but may not necessarily reflect actual amounts paid out for those awards.

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Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our CEO and other NEOs for 2025 to Company performance. The measures in this table are not ranked.

GAAP Net Income
Adjusted EBITDA*
Adjusted EBITDA Margin*
(*)    Each defined by the Company within Annex A.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common stock as of April 17, 2026, by:
•each person who is known to us to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;
•each named executive officer and each director and nominee; and
•all of the Company’s executive officers and directors and nominees as a group.
The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Beneficial ownership of the Company’s common stock is based on 11,921,067 shares of the Company’s common stock outstanding as of April 17, 2026.
Except as otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Addresses for the beneficial owners are set forth in the footnotes to the table.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	Percent of Outstanding Common Stock
Named Executive Officers, Directors and Nominees:
Linda G. Alvarado	30,160	*
Nicholas S. Angerosa	67,639	*
Jayme L. Brooks(2)	134,737	1.1%
Terence P. Dugan	—	*
David R. Gaboury	5,253	*
Joshua S. Horowitz(3)	207,385	1.7%
Laurel J. Krzeminski(4)	36,452	*
Michael M. McCann(5)	211,747	1.8%
Michael F. McNally	59,379	*
Jay A. Sharp	78,327	*
All executive officers, directors and nominees as a group (10 individuals)	831,079	7.0%
Other Beneficial Owners of 5% or more of the Outstanding Shares of Common Stock
Wasatch Advisors LP(6)	997,394	8.4%
BlackRock, Inc.(7)	972,520	8.2%
Thrivent Financial for Lutherans(8)	735,121	6.2%
FMR LLC(9)	632,796	5.3%
*    Less than 1%

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(1) Unless otherwise indicated, the business address of each individual is 5102 W Laurel Street, Suite 700, Tampa, FL 33607.
(2)    Represents (i) 130,840 shares of common stock held individually by Ms. Brooks and (ii) 3,897 shares of common stock held by the Brooks Family Trust. Ms. Brooks is a co-trustee of the Brooks Family Trust.
(3) Consists of (i) 42,785 shares held individually by Mr. Horowitz and (ii) 164,600 shares owned by Palm Global Small Cap Master Fund LP. Due to his position as managing director of Palm Management, which is the investment manager of Palm Global Small Cap Master Fund LP. Mr. Horowitz may be deemed to have shared voting and dispositive power over such 164,600 shares. Mr. Horowitz disclaims beneficial ownership of such shares.
(4)    Consists of (i) 3,500 shares held individually by Ms. Krzeminski, (ii) 1,500 shares held jointly by Ms. Krzeminski and her spouse and (iii) 31,452 shares held by the Laurel J. Krzeminski Revocable Trust in which Ms. Krzeminski is a co-trustee.
(5)    Represents (i) 167,514 shares of common stock held individually by Mr. McCann and (ii) 44,233 shares of common stock held by the McCann Family Revocable Living Trust. Mr. McCann is a co-trustee of the McCann Family Living Trust.
(6)    According to the Schedule 13G/A filed with the SEC on February 10, 2026, Wasatch Advisors LP holds sole voting power with respect to 735,563 shares of the Company’s common stock and sole dispositive power with respect to 997,394 shares of the Company’s common stock. The address of the Reporting Person is 505 Wakara Way, 3rd Floor, Salt Lake City, Utah 84108.
(7) According to the most recent Schedule 13G filed with the SEC on November 8, 2024, BlackRock, Inc. holds sole voting power with respect to 962,046 shares of the Company’s common stock and sole dispositive power with respect to 972,520 shares of the Company’s common stock. The address of the Reporting Person is 50 Hudson Yards, New York, NY 10001. While BlackRock, Inc.’s Form 13F filed with the SEC on February 12, 2026 may reflect different share holdings, we are relying on the Schedule 13G in accordance with SEC guidance.
(8)    According to the most recent Schedule 13G filed with the SEC on October 7, 2025, Thrivent Financial for Lutherans reported beneficial ownership of 735,121 shares of the Company’s common stock. Thrivent Financial for Lutherans reported sole voting and dispositive power with respect to 3,304 shares and shared voting and dispositive power with respect to 731,817 shares. Thrivent Financial for Lutherans disclaims beneficial ownership of 3,304 shares held in the Thrivent Defined Benefit Plan Trust and reports that the remaining shares are held by registered investment companies for which it or its subsidiary serves as investment adviser. The address of the Reporting Person is 901 Marquette Avenue, Suite 2500 Minneapolis, MN 55402. While Thrivent Financial for Lutherans’ Form 13F filed with the SEC on February 5, 2026 may reflect different share holdings, we are relying on the Schedule 13G in accordance with SEC guidance.
(9)    According to the most recent Schedule 13G filed with the SEC on November 5, 2025, FMR LLC holds sole voting power with respect to 624,532 shares of the Company’s common stock and sole dispositive power with respect to 632,796 shares of the Company’s common stock. The address of the Reporting Person is 245 Summer Street, Boston, Massachusetts 02210. While FMR LLC’s Form 13F filed with the SEC on February 17, 2026 may reflect different share holdings, we are relying on the Schedule 13G in accordance with SEC guidance.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, including our review of the copies of such reports furnished to us and written representations that no other reports were required during 2025, all Section 16(a) filing requirements were satisfied on a timely basis.

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EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information, as of December 31, 2025, concerning the shares of the Company’s common stock that may be issued under our existing equity compensation plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Stock Awards(1) (a) (#)	Weighted Average Exercise Price of Outstanding Stock Awards(2) (b) ($)	Number of Securities Remaining Available for Future Issuance under Equity compensation Plans(3) (Excluding Securities Reflected in Column (a)) (c) (#)
Equity compensation plans approved by stockholders	574,659	—	1,074,758
Equity compensation plans not approved by stockholders	—	—	—
Total	574,659	—	1,074,758
(1)     Represents 87,141 outstanding service-based RSUs, 415,854 outstanding performance-based RSUs and 71,664 outstanding market-based RSUs (each in shares of common stock) under the Omnibus Plan. Outstanding performance-based and market-based RSUs are reflected at the maximum payout that may be earned during the relevant performance periods.
(2)    Reflects outstanding RSUs and performance-based RSUs at a weighted average exercise price of zero.
(3)    Represents 696,388 shares available for future issuance under the Omnibus Plan and 378,370 shares of our common stock available for future issuance under the Limbach Holdings, Inc. 2019 Employee Stock Purchase Plan.

Limbach 2026 Proxy Statement	Table of Contents
PROPOSAL 2
NON-BINDING, ADVISORY VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Background
Section 14A of the Exchange Act, put in place by Section 951 of the Dodd-Frank Act requires the Company to seek a non-binding advisory vote from its stockholders to approve the compensation of its named executive officers (“Say on Pay” vote) as disclosed pursuant to Item 402 of Regulation S-K, and accompanying compensation tables and the related narrative disclosure in this Proxy Statement. Because the required vote is advisory, the result of the vote is not binding upon the Board.
We believe that executive compensation should be linked to the Company’s performance and aligned with the interests of the Company’s stockholders. In addition, executive compensation is designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.
The Compensation Committee values the perspectives and concerns of our stockholders regarding executive compensation. The Compensation Committee has in the past and intends to continue to maintain in the future an open dialogue with stockholders to foster greater communication and transparency on our executive compensation programs.
Proposal
The Company is presenting this proposal, which gives you as a stockholder the opportunity to express your view on the compensation of our NEOs by voting for or against the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and other narrative executive compensation disclosures contained in the Company’s proxy statement for the 2026 Annual Meeting, is hereby APPROVED.”
Position of the Board
As discussed in this Proxy Statement under the “Compensation Discussion and Analysis” Section, the Compensation Committee believes that the executive compensation for the year ended December 31, 2025, is reasonable and appropriate, is justified by the performance of the Company and is the result of a carefully considered approach after taking into account feedback from our stockholders. Our executive compensation program is designed to attract, motivate and retain a highly qualified group of executives and maintain a close correlation between the rewards to the Company’s executives and the strategic success of the Company and the performance of its stock.
Effect of Vote
Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board; however, we value stockholders’ opinions, and we will consider the outcome of the Say on Pay vote when determining future executive compensation agreements.
Vote Required for Approval
At least a majority of the votes cast is required to approve this resolution. Even though this vote will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

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PROPOSAL 3
NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s named executive officer compensation. The advisory vote on named executive officer compensation described in Proposal 2 is referred to as a “say-on-pay vote.”
This Proposal 3 provides our stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual meetings (or other meetings for which the Company must include named executive officer compensation information). Under this Proposal 3, stockholders may vote to have the say-on-pay vote every 1 year, every 2 years or every 3 years. In considering your vote, you may wish to review the information presented in connection with Proposal 2 above, the information on our compensation philosophy and policies regarding our named executive officers presented in the “Compensation Discussion and Analysis” section of this Proxy Statement, and the related compensation tables.
We believe that an annual advisory vote on named executive officer compensation will provide more frequent stockholder feedback on our compensation disclosures and our named executive officer compensation program. This feedback will be considered by our Board and the Compensation Committee in evaluating our executive compensation program. Therefore, our Board has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote to hold future advisory votes on named executive officer compensation every year.
Stockholders should be aware that this advisory vote occurs after significant named executive officer compensation decisions have been made in the current fiscal year. In addition, because the elements of our executive compensation program are designed to operate as part of an integrated overall compensation program, it may not be possible or appropriate to change the compensation package to reflect the results of one year’s advisory vote on named executive officer compensation before the next annual meeting of stockholders.
Vote Required
The option of one year, two years or three years that receives the highest number of votes cast will be the frequency for the advisory vote on named executive officer compensation that is preferred by our stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, the vote on Proposal 3 is not binding on us. However, the Board and the Compensation Committee and the Nominating and Corporate Governance Committee of the Board value the opinions of our stockholders, and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.
Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE ON PROPOSAL 3 TO HOLD THE SAY-ON-PAY VOTE EVERY 1 YEAR

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PROPOSAL 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Crowe LLP (“Crowe”) to continue in its capacity as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and the Board has directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Crowe has acted as the Company’s independent registered public accounting firm since 2016 and has served as the Company’s auditor since 2012.
Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the appointment of Crowe as our independent registered public accounting firm. However, the Board is submitting the appointment of Crowe to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Crowe are expected to be present at the virtual Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Vote Required for Approval
At least a majority of the votes cast at the Annual Meeting will be required to ratify the appointment of Crowe. Abstentions and broker non-votes, if any, will not have any effect on the outcome of this proposal.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

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AUDIT-RELATED MATTERS
Report of the Audit Committee
The Audit Committee represents and assists the Board by overseeing: (i) the Company's financial statements and internal controls; (ii) the independent registered public accounting firm's qualifications and independence; and (iii) the performance of the Company's independent registered public accounting firm.
On the date of the adoption of this Report, the Audit Committee consisted of three directors, all considered independent in accordance with Nasdaq listing standards and other applicable regulations. Each member of the Audit Committee is financially literate and our Board has determined that committee member, Ms. Krzeminski, is an “audit committee financial expert” as defined in applicable SEC rules because she meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience.
Company management has the primary responsibility for the preparation of the financial statements and for the reporting process, including the establishment and maintenance of the Company's system of internal controls over financial reporting. The Company's independent registered public accounting firm is responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and auditing the Company’s internal controls over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm the Company's quarterly earnings releases, Quarterly Reports on Form 10-Q during fiscal year ended December 31, 2025, and the 2025 Annual Report on Form 10-K. Such reviews included a discussion of critical or significant accounting policies, the reasonableness of significant judgments, the quality (not just the acceptability) of the accounting principles, the reasonableness and clarity of the financial statement disclosures, and such other matters as the independent registered public accounting firm is required to review with the Audit Committee under the standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with both management and the independent registered public accounting firm the design and efficacy of the Company's internal control over financial reporting.
The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB (regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence), and considered the compatibility of non-audit services rendered to the Company with the independence of the Company's independent registered public accounting firm. The Audit Committee has determined that the rendering of the services other than audit services by the independent registered public accounting firm is compatible with maintaining such firm’s independence.
The Audit Committee also discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee periodically met with the independent registered public accounting firm, with and without management present, to discuss the results of their work and the overall quality of the Company’s financial reporting.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE
Laurel J. Krzeminski (Chairperson)
Joshua S. Horowitz
Linda G. Alvarado
The material in this report of the Audit Committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Limbach 2026 Proxy Statement	Table of Contents
Independent Registered Public Accounting Firm Fees
The aggregate fees billed by the Company’s independent registered accounting firm, Crowe, for auditing the annual financial statements and related information included in the Annual Report on Form 10-K, the reviews of the quarterly financial statements included in the Quarterly Reports on Form 10-Q, assistance with and review of documents filed with the SEC, and consultations on certain accounting and reporting matters for each of the last two fiscal years are set forth as “Audit Fees” in the table below.
Also set forth are “Audit-Related Fees.” Such fees pertain to professional services for assurance and related services that are reasonably related to the performance of the audit of our financial statements and are not reported under “Audit Fees.” These services include services and consultations related to the Company’s internal controls, the Company’s information technology controls, financial accounting and reporting standards and consents.
“Tax Fees” include fees for tax advice and tax planning. “All Other Fees” consist of permitted services other than those that meet the criteria described above. Crowe did not provide any services to the Company related to financial information systems design or implementation, nor did it provide any personal tax work or other services for any of the Company's executive officers or members of the Board.
The following table shows the fees for professional services rendered to us by Crowe for services in respect of the years ended December 31, 2025 and 2024.

	2025	2024
Audit Fees	$991,000	$969,000
Audit-Related Fees	20,000	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,011,000	$969,000
Consistent with the Audit Committee charter, audit, audit-related, tax, and other services are pre-approved by the Audit Committee, or by a designated member thereof. The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining Crowe’s independence.

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RELATED PERSON POLICY AND TRANSACTIONS
Related Person Transactions Policy and Procedures
Our Board has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is administered by our Nominating and Corporate Governance Committee and covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which the Company was or is to be a participant, the amount involved exceeds $100,000 and in which a related person had or will have a direct or indirect material interest. While the policy covers related person transactions in which the amount involved exceeds $100,000, the policy states that related person transactions in which the amount involved exceed $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act, and related rules. Our Board set the threshold for approval of related person transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act, and related rules because we believe that it is appropriate for the Nominating and Corporate Governance Committee to review transactions or potential transactions in which the amount involved exceeds $100,000, as opposed to $120,000. Pursuant to this policy, our Nominating and Corporate Governance Committee, among other things; (i) reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) takes into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics. Management presents to our Nominating and Corporate Governance Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto, and updates the Nominating and Corporate Governance Committee as to any material changes to any related person transaction. All related person transactions may only be consummated if our Nominating and Corporate Governance Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions are excluded by our Nominating and Corporate Governance Committee under the policy. These excluded transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5% subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of our equity securities where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related party.
Related Person Transactions
The Company did not enter into any related person transactions during fiscal years 2025 and 2024.

Limbach 2026 Proxy Statement	Table of Contents

OTHER MATTERS
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and costs savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or us. Direct your written request to our Executive Vice President – Legal & Risk Management at 5102 W Laurel Street, Suite 700, Tampa, FL 33607. Stockholders who currently receive multiple copies of the annual meeting materials at their address and would like to request “householding” of their communications should contact their brokers.
Electronic Access to Proxy Statement and Annual Report
This Proxy Statement and the Annual Report are available on the Company’s website at www.limbachinc.com under “Investors — Financial Results.” Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, stockholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site.
Stockholders of Record. Stockholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet.
If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the Company’s Investor Relations department and tell us otherwise.
Beneficial Owners. If you hold your shares in a brokerage account, you may also have the ability to receive copies of the Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

Limbach 2026 Proxy Statement	Table of Contents

ANNEX A RECONCILIATION OF NON-GAAP MEASURES
Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measures are Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures.
Adjusted EBITDA and Adjusted EBITDA Margin
We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. Our board of directors and executive management team focus on Adjusted EBITDA and Adjusted EBITDA Margin as two of our key performance and compensation measures. Adjusted EBITDA and Adjusted EBITDA Margin assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of certain items that do not necessarily reflect our core operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service.
Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	Fiscal Year Ended December 31,
(in thousands)	2023	2024	2025
Revenue:	$516,350	$518,781	$646,804

Net income	20,754	30,875	39,064

Adjustments:
Depreciation and amortization	8,244	11,888	18,133
Interest expense	2,046	1,869	3,133
Interest income	(1,217)	(2,227)	(815)
Stock-based compensation expense	4,910	5,773	7,434
Loss on early debt extinguishment	311	—	—
Change in fair value of interest rate swap	124	(34)	191
CEO transition costs	958	—	—
Restructuring costs(1)	1,770	1,427	2,155
Acquisition-related retention expense and contingent consideration	729	3,770	1,985
Income tax provision	7,346	9,091	9,565
Acquisition and other transaction costs	826	1,282	957
Adjusted EBITDA	$46,801	$63,714	$81,802

Adjusted EBITDA Margin	9.1%	12.3%	12.6%
(1)    For the years ended December 31, 2025, 2024 and 2023, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.